EXHIBIT 10.4
02/03/06
02/15/06
03/09/06
MULTI-TENANT LEASE AGREEMENT
PC 101, INC., AS LANDLORD,
AND
SXC HEALTH SOLUTIONS, INC., AS TENANT.
OPUS PIMA CENTER II
SALT RIVER PIMA-MARICOPA INDIAN COMMUNITY

i

ii

EXHIBITS

EXHIBIT “A”	Definitions
EXHIBIT “B”	Legal Description of the Land
EXHIBIT “C”	Floor Plan
EXHIBIT “D”	Commencement Date Memorandum
EXHIBIT “E”	Property Rules
EXHIBIT “F”	Base Building Improvements
EXHIBIT “G”	Generator Locations
EXHIBIT “H”	Form of SNDA Agreement

iii

OFFICE LEASE AGREEMENT
     This Multi-Tenant Lease Agreement is made and entered into as of the Effective Date by and between PC 101, INC., a Delaware corporation, as Landlord, and SXC HEALTH SOLUTIONS, INC., a Texas corporation, as Tenant.
DEFINITIONS
     Capitalized terms used in this Lease and not defined elsewhere have the meanings given them on the attached EXHIBIT “A”.
BASIC TERMS
     The following Basic Terms are applied under and governed by the particular section(s) in this Lease pertaining to the following information:
1.	Premises: Approximately 8,000 rentable square feet (7,767 usable square feet) located within the Building as depicted on EXHIBIT “C”. The Building is located at the northwest corner of Via de Ventura Boulevard and Loop 101 Pima Freeway in Scottsdale, Arizona. The Building contains approximately 40,712 rentable square feet.

2.	Lease Term: five years and four months 7.1.06 — 10.31.11

Extension Periods: one five-year renewal option notice given between 10.31.10 <—> 2.28.11

3.	Delivery Date: July 1, 2006

4.	Basic Rent:

	Annual NNN Basic Rent per
Months	rentable square foot of the Premises	Monthly NNN Basic Rent

1 - 4	$0.00	$0.00

5-64	$16.95	$11,300.00

5.	Initial Tenant’s Share of
	Property Expenses Percentage:	19.65%

6.	Permitted Use:	General office purposes

7.	Improvement Allowance:	$35 per square foot of the Premises.

8.	Security Deposit:	$11,300.00

9.	Initial Property Manager/
	Rent Payment Address:	Opus West Management Corporation
2555 East Camelback Road, Suite 840
Phoenix, Arizona 85016-9267
Attn: Accounts Receivable
Opus Pima Center II
Telephone: (602) 912-8880
Facsimile: (602) 912-8881

10.	Address of Landlord
	for Notices:	PC 101, Inc.
c/o Opus West Corporation
2555 East Camelback Road, Suite 800
Phoenix, Arizona 85016-9267
Attn: Vice President — Real Estate Development
Opus Pima Center II
Telephone: (602) 468-7000
Facsimile: (602) 468-7045

	With a copy to:	Opus West Corporation
2555 East Camelback Road, Suite 800
Phoenix, Arizona 85016-9267
Attn: Legal Department
Telephone: (602) 468-7000
Facsimile:(602) 468-7045

	With a copy to:	Gallagher & Kennedy, P.A.
2575 East Camelback Road

Phoenix, Arizona 85016-9225
Attn: Mr. Gregory L. Mast
Telephone: (602) 530-8000
Facsimile: (602) 530-8500

	With a copy to:	Property Manager at the address set forth above.

11.	Address of Tenant
	for Notices:	SXC Health Solutions, Inc.
2505 South Finley, Suite 110
Lombard, Illinois 60148
Attn: Chief Financial Officer
Telephone: (630) 559-3600
Facsimile: (630) 268-0008

	With a copy to:	Holland & Knight, LLC
131 South Dearborn,
30th Floor
Chicago, Illinois 60603-5506
Attn: Mr. Larry Zanger
Telephone: (312) 715-5780
Facsimile: (312) 578-6666

	With a copy to:	Robert Erven Brown, P.A.
4535 East Hearn Road
Phoenix, Arizona 85032-5552
Attn: Robert Erven Brown
Telephone: (602) 992-6725
Facsimile: (602) 294-2363

12.	Broker(s):	Landlord: Lee & Associates (Bill Blake)
Tenant: The Staubach Company (Pat Williams)

ARTICLE 1
LEASE OF PREMISES AND LEASE TERM
     1.1 Premises. In consideration of the covenants and agreements set forth in this Lease and other good and valuable consideration, Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, upon and subject to the terms and conditions set forth in this Lease. The approximate sizes of the Premises and Building are set forth in the Basic Terms. Pending measurement as provided below, those figures will be used for determining Rent. Prior to or upon Substantial Completion, Landlord’s architect will measure the Premises and the Building. The Premises will be measured from the exterior surface walls to the centerline of all walls common to the premises of other tenants in the Building. The Building will be measured from the exterior surface of all exterior walls of the Building. The square footages so determined will be specified in the Commencement Date Memorandum executed as provided in Section 1.2. Landlord and Tenant agree that such measurement by Landlord’s architect will conclusively establish the size of the Premises and the Building for determining Rent and for all other purposes under this Lease.
     1.2 Term; Commencement. The Term of this Lease is the period stated in the Basic Terms. The Term commences on the Commencement Date and expires at 5:00 p.m. on the last day of the last calendar month of the Term. Landlord will tender possession of the Premises to Tenant upon Substantial Completion of the Tenant Improvements pursuant to Article 17. Promptly after the Commencement Date, Landlord and Tenant will execute a “Commencement Date Memorandum” in substantially the form of EXHIBIT “D” to this Lease.
     1.3 Extension of Term. Provided that no Event of Default exists at the time of exercise, Tenant may extend the Term of this Lease for one period of five years. Tenant must exercise such right of extension by delivering written notice of Tenant’s exercise at least 9, but not more than 12, months prior to the expiration of the Term. The extension of the Term will be on the same terms, covenants and conditions as in this Lease, other than Basic Rent. Basic Rent for the extension period will be the fair market rental rate(s) for the extension period, determined in relation to comparable (in quality, location and size) space located in the Building and/or in the greater Scottsdale metropolitan area (“Fair Market Basic Rent”). Landlord will reasonably determine such Fair Market Basic Rent and deliver Landlord’s determination to Tenant at least 8 months prior to the expiration of the Term. In no event will the Fair Market Basic Rent for the extension of the Term be less than the Basic Rent (exclusive of temporary abatements) payable by Tenant for the Lease Year immediately prior to commencement of the extension period. The extension rights are personal to Tenant and may not be assigned or transferred in any manner except in connection with an approved Transfer under Article 13.
          1.3.1 Selection of Fair Market Basic Rent. If Tenant disputes Landlord’s determination of Fair Market Basic Rent for an extension of the Term, Tenant will deliver notice of such dispute, together with Tenant’s proposed Fair Market Basic Rent, to Landlord within five days of Tenant’s receipt of Landlord’s determination. The parties will then attempt in good faith to agree upon the Fair Market Basic Rent. If the parties fail to agree within 15 days, then either party shall be entitled to give notice to the other electing to have the Fair Market Basic Rent selected by an appraiser as provided in this Section 1.3.1. Upon delivery and receipt of such notice, the parties will within seven days thereafter mutually appoint an appraiser who will select (in the manner set forth below) the Fair Market Basic Rent (the “Deciding Appraiser”). The Deciding Appraiser must have at least five years of full-time commercial appraisal experience with projects comparable to the Property and be a member of the American Institute of Real Estate Appraisers or a similar appraisal association. The Deciding Appraiser may not have any material financial or business interest in common with either of the parties. If Landlord and Tenant are not able to agree upon a Deciding Appraiser within such seven days, each party will within five days thereafter separately select an appraiser meeting the criteria set forth above, which two appraisers will, within seven days of their selection, mutually appoint a third appraiser meeting the criteria set forth above to be the Deciding Appraiser. Within seven days of the appointment (by either method) of the Deciding Appraiser, Landlord and Tenant will submit to the Deciding Appraiser their respective determinations of Fair Market Basic Rent and any related information. Within 21 days of such appointment of the Deciding Appraiser, the Deciding Appraiser will review each party’s submittal (and such other information as the Deciding Appraiser deems necessary) and will select, in total and without modification, the submittal presented by either Landlord or Tenant as the Fair Market Basic Rent; provided, however, that in no event will Fair Market Basic Rent [the Basic Rent] for an extension of the Term be less than the Basic Rent (exclusive of temporary abatements) payable by Tenant immediately prior to commencement of the applicable extension period. Subject to the previous sentence, if the Deciding Appraiser timely receives one party’s submittal, but not both, the Deciding Appraiser must designate the submitted proposal as the Fair Market Basic Rent for the applicable extension of the Term. Any determination of Fair Market Basic Rent made by the Deciding Appraiser in violation of the provisions of this Section 1.3.1 shall be beyond the scope of authority of the Deciding Appraiser and shall be null and void. If the determination of Fair Market Basic Rent is made by a Deciding Appraiser, Landlord and Tenant will each pay, directly to the Deciding Appraiser, one-half (1/2) of all fees, costs and expenses of the Deciding Appraiser. Landlord and Tenant will each separately pay all costs, fees and expenses of their respective additional appraiser (if any) used to determine the Deciding Appraiser.
     1.4 Quiet Enjoyment. So long as Tenant pays all Rent as and when due and keeps, observes and fully satisfies all other covenants, obligations and agreements of Tenant under this Lease, Landlord covenants and agrees that, from and after the Commencement Date, Tenant may quietly hold, occupy and enjoy the Premises during the Term, subject to the terms and conditions of this Lease, free from molestation or hindrance by Landlord or any person claiming by, through or under Landlord.
     1.5 Common Area. Tenant will have the non-exclusive right, together with the other occupants and users of the Property, to use the Common Area during the Term. Such right to use the Common Area is subject to all of the terms and conditions of this Lease, including without limitation all Property Rules and other Laws.
ARTICLE 2
RENTAL AND OTHER PAYMENTS
     2.1 Basic Rent. Tenant will pay Basic Rent in monthly installments to Landlord, in advance, beginning on the Commencement Date and thereafter on the first day of each and every calendar month during the Term. Tenant will make all Basic Rent payments to the Rent Payment Address specified in the Basic Terms or at such other place or in such other manner as Landlord may from time to time designate in writing. Tenant will make all Basic Rent payments without offset or deduction and without any previous demand, invoice or notice for payment. Landlord will prorate, on a per diem basis, Basic Rent for any partial month within the Term. An amount equal to one full month of Basic Rent at the initial rate specified in the Basic Terms will be paid to Landlord by Tenant upon execution of this Lease by Tenant, to be applied against the first installment of Basic Rent by Landlord when due.
     2.2 Additional Rent. Article 3 of this Lease requires Tenant to pay Tenant’s Share of Property Expenses as Additional Rent pursuant to estimates Landlord delivers to Tenant. Tenant will make all such payments in accordance with Section 3.3 without offset or deduction and without any previous demand, invoice or notice for payment. Tenant will pay all other Additional Rent described in this Lease within 30 days after receiving Landlord’s invoice for such Additional Rent. Tenant will make all Additional Rent payments to the same location and, except as described in the previous sentence, in the same manner as Basic Rent payments.
     2.3 Delinquent Rental Payments. If Landlord does not receive any payment of Basic Rent or Additional Rent within three days after the date the payment is due, Tenant will pay Landlord a late payment charge equal to five percent of the amount of the delinquent payment. Further, if Landlord does not receive any payment of Basic Rent or Additional Rent within 30 days after the date the payment is due, Tenant will pay Landlord interest on the delinquent payment calculated at the Maximum Rate from the date the payment is due through the date the payment is received by Landlord. The parties agree that such amounts represent a fair and reasonable estimate of the damages Landlord will incur by reason of such late payment. Such charges will be considered Additional Rent and Landlord’s right to such compensation for the delinquency is in addition to all of Landlord’s rights and remedies under this Lease, at law or in equity.
     2.4 No Accord and Satisfaction. No statement on a payment check from Tenant or in a letter accompanying a payment check is binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of any such statement. No acceptance by Landlord of full or partial Rent during the continuance of any breach or default by Tenant constitutes a waiver of any such breach or default. If Tenant pays any amount other than the actual amount due Landlord, receipt or collection of such partial payment does not constitute an accord and satisfaction. Landlord may retain any such partial payment, whether restrictively endorsed or otherwise, without prejudice to Landlord’s right to collect the balance properly due. If all or any portion of any payment is dishonored for any reason, payment will not be deemed made until the entire amount due is actually collected by Landlord. The foregoing provisions apply in kind to the receipt or collection of any amount by a lock box agent or other person on Landlord’s behalf.
     2.5 Rent Tax. Tenant will pay to Landlord all Rent Tax (if any) due in connection with this Lease or the payment of Rent hereunder, which Rent Tax will be paid by Tenant to Landlord concurrently with each payment of Rent made by Tenant to Landlord under this Lease.
ARTICLE 3
PROPERTY EXPENSES
     3.1 Payment of Property Expenses. Tenant will pay, as Additional Rent and in the manner this Article 3 describes, Tenant’s Share of Property Expenses for each calendar year of the Term. If the Term includes any partial calendar years, or Tenant is otherwise required under this Lease to pay Tenant’s Share of Property Expenses for only part of a full calendar year, Landlord will appropriately prorate Tenant’s Share of Property Expenses for such partial calendar year on a per diem basis based on the number of days within such partial calendar year.
     3.2 Estimation of Tenant’s Share of Property Expenses. Landlord will deliver to Tenant a written estimate of the following for each calendar year of the Term: (a) Property Expenses, (b) Tenant’s Share of Property Expenses, and (c) the annual and monthly Additional Rent attributable to Tenant’s Share of Property Expenses. Landlord may re-estimate Property Expenses from time to time during the Term. In such event, Landlord will revise the monthly Additional Rent attributable to Tenant’s Share of Property Expenses to an amount sufficient for Tenant to pay the re-estimated amount over the balance of the calendar year. Landlord will notify Tenant at least 30 days prior to the effective date of any such reestimate.

     3.3 Payment of Estimated Tenant’s Share of Property Expenses. Tenant will pay the amount Landlord estimates as Tenant’s Share of Property Expenses under Section 3.2 in equal monthly installments, in advance, beginning on the Commencement Date and thereafter on the first day of each and every calendar month during the Term. If Landlord has not delivered a new estimate to Tenant by the first day of January of the applicable calendar year, Tenant will continue paying Tenant’s Share of Property Expenses based on Landlord’s estimates for the previous calendar year. When Tenant receives Landlord’s estimates for the current calendar year, Tenant will pay the estimated amount for such calendar year (less amounts Tenant paid to Landlord in accordance with the immediately preceding sentence) in equal monthly installments over the balance of such calendar year, with the number of installments being equal to the number of full calendar months remaining in such calendar year.
     3.4 Confirmation of Tenant’s Share of Property Expenses. After the end of each calendar year within the Term, Landlord will determine the actual amount of Tenant’s Share of Property Expenses for the expired calendar year and deliver to Tenant a written statement of such amount. If Tenant paid less than the amount of Tenant’s Share of Property Expenses specified in the statement, Tenant will pay the difference to Landlord as Additional Rent. If Tenant paid more than the amount of Tenant’s Share of Property Expenses specified in the statement, Landlord will, at Landlord’s option, either (a) refund the excess amount to Tenant, or (b) credit the excess amount against Tenant’s next due monthly installment or installments of estimated Additional Rent. If Landlord is delayed in delivering such statement to Tenant, such delay does not constitute a waiver of either party’s rights under this Section.
     3.5 Tenant’s Inspection and Audit Rights. If Tenant desires to audit Landlord’s determination of the actual amount of Tenant’s Share of Property Expenses for any calendar year, Tenant must deliver to Landlord written notice of Tenant’s election to audit within 60 days after Landlord’s delivery of the statement of such amount under Section 3.4. If such notice is timely delivered, and provided that no Event of Default then exists under this Lease, Tenant (but not any subtenant or assignee) may, at Tenant’s sole cost and expense, cause a certified public accountant reasonably acceptable to Landlord to audit Landlord’s records relating to such amounts on a non-contingent basis. Such audit will take place during regular business hours at a time and place reasonably acceptable to Landlord (which may be the location where Landlord or Property Manager maintains the applicable records). Tenant’s election to audit (Landlord’s determination of Tenant’s Share of Property Expenses is deemed withdrawn unless Tenant completes and delivers the audit report to Landlord within 90 days after the date Tenant delivers its notice of election to audit to Landlord under this Section. If the audit report shows that the amount Landlord charged Tenant for Tenant’s Share of Property Expenses was greater than the amount this Article 3 obligates Tenant to pay, unless Landlord reasonably contests the audit, Landlord will refund the excess amount to Tenant, together with interest on the excess amount (computed at 10% per annum from the date Tenant delivers its dispute notice to Landlord), within 30 days after Landlord receives a copy of the audit report. If the audit report shows that the amount Landlord charged Tenant for Tenant’s Share of Property Expenses was less than the amount this Article 3 obligates Tenant to pay, Tenant will pay to Landlord, as Additional Rent, the difference between the amount Tenant paid and the amount determined in the audit. Pending resolution of any audit under this Section, Tenant will continue to pay to Landlord all estimated amounts of Tenant’s Share of Property Expenses in accordance with Section 3.3. Tenant must keep all information it obtains in any audit strictly confidential and may only use such information for the limited purpose this Section describes and for Tenant’s own account.
     3.6 Adjustments to Property Expenses. If any portions of the rentable area of the Building are not occupied at any time during any calendar year pursuant to leases under which the terms and rents have commenced for such calendar year. Landlord may reasonably and equitably adjust its computation of Property Expenses for that calendar year to include all components of Property Expenses (if any) that vary based on occupancy in an amount equal to Landlord’s reasonable estimate of the amount Tenant would have paid for such components of Property Expenses had all of the rentable area of the Building been so occupied at all times during such calendar year. If at any time or from time to time any components of Property Expenses relate to (a) services or benefits that are received by Tenant but not all other tenants in the Building; (b) costs that are incurred by Landlord on behalf of Tenant but not all other tenants in the Building; (c) costs that are incurred by Landlord solely, or in disproportionate amounts, as a result of Tenant’s particular use or occupancy of the Premises or Property as compared to other tenants in the Building; or (d) services, benefits or costs that are otherwise received or incurred in differing amounts by, for or as a result of Tenant’s particular use or occupancy of the Premises or Property as compared to other tenants of the Building, then Landlord may, in Landlord’s reasonable discretion, adjust Landlord’s computation of such components of Property Expenses to equitably allocate such components of Property Expenses among Tenant and the other tenants of the Building, as applicable, in amounts Landlord reasonably determines to be proportionate to the amounts of such services, benefits and costs received by or incurred for or as a result of Tenant and each such other tenant.
     3.7 Personal Property Taxes. Tenant will pay, prior to delinquency, all taxes charged against Tenant’s Personal Property. Tenant will use all reasonable efforts to have Tenant’s Personal Property taxed separately from the Property. If any of Tenant’s Personal Property is taxed with the Property. Tenant will pay the taxes attributable to Tenant’s Personal Property to Landlord as Additional Rent.
     3.8 Landlord’s Right to Contest Property Taxes. Landlord may, but is not obligated to, contest the amount or validity, in whole or in part, of any Property Taxes. If Property Taxes are reduced (or if a proposed increase is avoided or reduced) because Property Taxes are contested, Landlord may include in its computation of Property Taxes the costs and expenses incurred in connection with such contest, including without limitation reasonable attorney’s fees, up to the amount of any Property Tax reduction obtained in connection with the contest or any Property Tax increase avoided or reduced in connection with the contest, as the case may be. Tenant may not contest Property Taxes.
     3.9 Claim or Assessment of State Taxes.
          3.9.1 Tenant will forthwith notify the Community of any claim of right by the State of Arizona or any of its political subdivisions or municipalities to or assessment of taxes and will forthwith send to the Community copies of all notices or other documents received by it in connection with any such claim or assessment of taxes.
          3.9.2 Tenant will make no payment of such taxes without approval of the Community and the Master Lessor under the Ground Lease unless such payment is made under protest that there is no right to assess or claim such taxes.
          3.9.3 Tenant will cooperate in any action undertaken by the Community or the Master Lessor under the Ground Lease in regard to any claim or assessment of such taxes and will further cooperate with the Community and the Master Lessor in any litigation resulting from a payment under protest as set out in Section 3.9.2 hereof. Such cooperation, however, shall not require or subject Tenant to any additional cost or expense except those provided for under the Ground Lease, and any such litigation shall be undertaken by and the expenses thereof shall be borne exclusively by the Community and the Master Lessor. In addition, Tenant shall not be obligated to be a party initiating such action or litigation brought by the Community or the Master Lessor without its written consent thereto.
          3.9.4 Nothing contained herein shall require Tenant to take any action that (i) is inconsistent with its rights and obligations under this Lease; (ii) will subject it to any penalty, fine or lien imposed by any taking authority; or (iii) otherwise diminish or jeopardize its leasehold interest as provided for under this Lease.
          3.9.5 For purposes of this Section 3.9, “taxes” shall mean any ad valorem taxes, including leasehold or possessory interest taxes sought to be assessed by or collected by the State of Arizona or any of its political subdivisions or municipalities having or claiming to have authority by virtue of the Arizona State Constitution or laws, against the property interest in the leasehold subject of this Lease or any other property or possessory interest connected with that leasehold.
ARTICLE 4
TENANT’S USE
     4.1 Permitted Use. Tenant will use the Premises only for the permitted use specified in the Basic Terms and may not use the Premises for any other purposes. Tenant will not conduct such permitted use, or allow such permitted use to be conducted, in violation of any Laws or in any manner that would (a) violate any certificate of occupancy affecting the Property; (b) violate, invalidate or cause a loss of coverage under any insurance now or after the Effective Date in force with respect to the Property; (c) cause injury or damage to the Property or to the person or property of any other tenant on the Property; or (d) cause diminution in the value or usefulness of all or any part of the Property (reasonable wear and tear excepted). Tenant will not commit any nuisance or waste in, on or about the Premises or the Property. Tenant will not use the Common Area in any manner that is inconsistent with Tenant’s permitted use of the Premises nor in any manner that unreasonably interferes with the use of the Property by other occupants or users of the Property. Tenant will obtain and maintain, at Tenant’s sole cost and expense, all permits and approvals required under the Laws for Tenant’s use of the Property. Tenant will not vacate or abandon the Premises prior to 60 days before the expiration of the Term without Landlord’s prior written consent. If Tenant’s particular use or occupancy of the Premises or Property (even though within the scope of Tenant’s permitted use) causes or requires Landlord to incur any unusual or extraordinary costs or expenses (including, without limitation, costs for any (i) special governmental permits, (ii) special maintenance, monitoring, inspection or reporting requirements, (iii) additional insurance premiums, surcharges, policies or coverages, or (iv) other matters required solely as a result of Tenant’s particular use or occupancy of the Premises or Property), Landlord may bill Tenant directly therefor and Tenant will pay all such cost and expense so billed to Landlord as Additional Rent.
     4.2 Acceptance of Premises. Except as may be expressly set forth in this Lease, Tenant acknowledges that neither Landlord nor any agent, contractor or employee of Landlord has made any representation or warranty of any kind with respect to the Premises, the Building or the Property, specifically including, but not limited to, any representation or warranty of suitability or fitness of the Premises, Building or the Property for any particular purpose, and Tenant’s acceptance and occupancy of the Premises conclusively establishes Tenant’s acceptance of the Premises, the Building and the Property in an “AS IS — WHERE IS” condition.
     4.3 Laws/Property Rules. This Lease is subject and subordinate to all Laws. A copy of the current Property Rules is attached to this Lease as EXHIBIT “E”. Landlord may revise the Property Rules from time to time in Landlord’s reasonable discretion.
     4.4 Indemnification. Except for the Claims waived by Landlord in Section 10.3.2, Tenant releases and will, to the fullest extent allowable under the Laws, indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against all Claims arising from (a) any use of the Premises or Property by Tenant that violates the terms of this Lease; (b) any breach or default by Tenant in the performance of any of Tenant’s covenants or agreements in this Lease, (c) any act, omission, negligence or misconduct of Tenant, (d) any accident, injury, occurrence or damage in or to the Premises, and (e) if caused in whole or in part by Tenant, any accident, injury, occurrence or damage in, about or to the Property. The indemnifications described in this Section 4.4 shall include the Landowner Parties as indemnified parties.
ARTICLE 5
HAZARDOUS MATERIALS
     5.1 Compliance with Hazardous Materials Laws. Tenant will not cause any Hazardous Materials to be brought upon, kept or used on the Property in a manner or for any purpose that violates any Hazardous Materials Laws. Tenant, at its sole cost and expense, will comply with all Hazardous Materials Laws related to Tenant’s use of the Property. On or before the expiration or earlier termination of this Lease, Tenant will completely remove from the Property (regardless whether any Hazardous Materials Law requires removal), in compliance with all Hazardous Materials Laws and at Tenant’s sole cost and expense, all Hazardous Materials Tenant causes to be present in, on, under or about the Property. Upon Landlord’s written request, Tenant will promptly deliver to Landlord documentation acceptable to Landlord disclosing the nature and quantity of any Hazardous Materials Tenant has located at the Property and evidencing the legal and proper handling, storage and disposal of all Hazardous Materials kept at or removed or to be removed from the Property by Tenant. All such documentation will list Tenant or its agent as the responsible party and will not attribute responsibility for any such Hazardous Materials to Landlord or Property Manager. Tenant will comply with and is solely responsible for all reporting and warning obligations required under Hazardous Materials Laws arising from Tenant’s use or occupancy of the Premises or Property.
     5.2 Notice of Actions. Tenant will notify Landlord of any of the following actions affecting Landlord, Tenant or the Property that result from or in any way relate to Tenant’s use of the Property, immediately after receiving notice of the same: (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened under any Hazardous Materials Law; (b) any Claims made or threatened relating to any Hazardous Material; and (c) any reports, records, letters of inquiry and responses, manifests or other documents made by any person, including Tenant, to or from any environmental agency relating to any Hazardous Material, including any complaints, notices, warnings or asserted violations. Tenant will not take any remedial action in response to the presence of any Hazardous Materials in, on, under or about the Property, nor enter into any settlement agreement, consent decree or other compromise with respect to any Claims relating to or in any way connected with Hazardous Materials in, on, under or about the Property, without first notifying Landlord of Tenants intention to do so and affording Landlord reasonable opportunity to investigate, appear, intervene and otherwise assert and protect Landlord’s interest in the Property. The indemnifications described in this Section 5.2 shall include the Landowner Parties as indemnified parties.
     5.3 Hazardous Materials Indemnification. Tenant releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against any and all Claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, about or from the Property (including water tables and atmosphere), but only to the extent arising from Tenant’s use or occupancy of the Premises or Property. Tenant’s obligations under this Section include, without limitation and whether foreseeable or unforeseeable, (a) the costs of any required or necessary repair, compliance, investigations, clean-up, monitoring, response, detoxification or decontamination of the Property; (b) the costs of implementing any closure, remediation or other required action in connection therewith; (c) the value of any loss of use and any diminution in value of the Property and adjacent and nearby properties, including groundwater; and (d) consultants’ fees, experts’ fees and response costs. The obligations of Tenant under this Article survive the expiration or earlier termination of this Lease.
     5.4 Hazardous Materials Representation. To Landlord’s knowledge, Landlord is not aware of any Hazardous Material which exists or is located on the Property, except as may be disclosed in that certain Environmental Site Assessment prepared by Geotechnical and Environmental Consultants, Inc., dated February 8, 2005.
ARTICLE 6
SERVICES AND UTILITIES
     Tenant is solely responsible for obtaining all services and utilities Tenant desires in connection with Tenant’s use and occupancy of the Premises. Tenant is also solely responsible for paying directly to the applicable service or utility companies, prior to delinquency, all charges of every nature, kind or description for services and utilities furnished to the Premises or chargeable against the Premises (including, without limitation, any deposits required or charges imposed by any utility or service company as a condition precedent to furnishing or continuing to furnish utilities or services to the Premises), including all charges for water, sewer, heat, gas, light, garbage and rubbish removal, electricity, telecommunications, cable, steam, power, or other public or private utilities and services and any charges or fees for present or future water or sewer capacity to serve the Premises. Tenant will also pay all charges relating to any addition, extension, relocation, or other change in the facilities necessary to provide the Premises with any additional utilities and services. No interruption in, or temporary stoppage of, any utility or service to the Premises will be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, nor does any interruption or stoppage relieve Tenant from any obligations under this Lease, render Landlord liable for damages or entitle Tenant to any Rent abatement.
ARTICLE 7
MAINTENANCE AND REPAIR
     7.1 Landlord’s Obligations. Landlord will keep and maintain in good order, condition and repair, reasonable wear and tear excepted, the (a) exterior surfaces of the exterior walls (excluding windows and plate glass) and roof (including the roof membrane) of the Building; (b) structural integrity of the footings, foundation, exterior walls, roof and other structural elements of the Building, and (c) the Common Area. The costs and expenses incurred by Landlord in performing its obligations under this Section 7.1 will be included in Operating Expenses (but only to the extent provided under the definition thereof).
     7.2 Tenant’s Obligations.
          7.2.1 Maintenance of Premises. Except for Landlord’s obligations described in Section 7.1, Tenant, at its sole cost and expense, will keep and maintain the Premises in good, clean, sanitary, neat and fully operative condition and repair, reasonable wear and tear, Casualty and Taking excepted. Tenant’s obligations under this Section 7.2 include, without limitation, maintenance and repair (including replacements) of all: (a) non-structural interior portions, systems and equipment; (b) interior surfaces of exterior walls; (b) interior moldings, partitions and ceilings; (c) slabs, floors and columns; (d) windows, plate glass, and doors; and (e) electrical, lighting, mechanical, plumbing, heating and air conditioning systems, facilities, fixtures and components exclusively serving the Premises. Tenant will also pay or reimburse Landlord for (or, at Landlord’s option, perform) the repair or replacement of any waste or excessive or unreasonable wear and tear to the Premises or Property caused or permitted by Tenant. Any repairs or replacements performed by Tenant pursuant to this Section 7.2 must be at least equal in quality and workmanship to the original work and be in accordance with all Laws. Tenant will at all times and at Tenant’s sole cost and expense keep a preventative maintenance and repair contract in force and effect for the heating, air conditioning and ventilation system serving the Premises. Such contract (including without limitation the schedule and scope of services provided and the identity and capabilities of the contractor) must be approved by Landlord in Landlord’s reasonable discretion.
          7.2.2 Notice to Landlord. If Tenant believes any maintenance or repair Landlord is obligated under Section 7.1 to perform is needed at the Property, Tenant will promptly provide written notice to Landlord specifying in detail the nature and extent of any condition requiring maintenance or repair. Landlord will not be deemed to have failed to perform its obligations under Section 7.1 with respect to any maintenance or repair unless Tenant has provided such written notice and Landlord has had a commercially reasonable time within which to respond to such notice and effect the needed maintenance or repair.
     7.3 Supplemental Equipment. Any Supplemental Equipment will be maintained, repaired and replaced as needed by Tenant at Tenant’s sole cost and expense. Landlord has no liability for the operation, repair, maintenance or replacement of any such Supplemental Equipment or for any other systems, fixtures or equipment placed within the Premises by Tenant that are not a part of the Building’s standard equipment and systems. If Landlord elects at any time to perform any repair or maintenance upon such Supplemental Equipment, Landlord will do so at Tenant’s sole cost and expense.
ARTICLE 8
ALTERATIONS
     8.1 Landlord Approval. Tenant will not make any Major Alterations without Landlord’s prior written consent, which consent Landlord may grant, withhold or condition in Landlord’s sole and absolute discretion. Tenant will not make any other Alterations without Landlord’s prior written consent, which consent Landlord will not unreasonably condition or withhold. Along with any request for Landlord’s consent, Tenant will deliver to Landlord plans and specifications for the Alterations and names and addresses of all prospective contractors for the Alterations, if Landlord fails to grant or withhold its consent for any Alterations within 10 Business Days after receipt of a request for consent from Tenant, then Landlord will be deemed to have consented to any Alterations that were the subject of such request for consent. If Landlord approves the proposed Alterations, Tenant will, before commencing the Alterations or delivering (or accepting delivery of) any materials to be used in connection with the Alterations, deliver to Landlord certificates evidencing the insurance coverages and copies of any bonds required by Section 8.2, copies of all necessary permits and licenses, and such other information relating to the Alterations as Landlord reasonably requests. Tenant will not commence the Alterations before Landlord has, in Landlord’s reasonable discretion, provided Landlord’s written approval of the foregoing deliveries. Tenant, at its sole cost and expense, will remove any Alterations Tenant constructs without obtaining Landlord’s approval as provided in this Article 8 within 10 days after Landlord’s written request and will thereafter fully and promptly repair and restore the Premises and Property to its previous condition. No approval or inspection of Alterations by Landlord constitutes any representation or agreement by Landlord that the Alterations comply with sound architectural or engineering practices or with all applicable Laws, and Tenant is solely responsible for ensuring such compliance.

     8.2 Tenant Responsible for Cost and Insurance. Tenant will pay the entire cost and expense of all Alterations, including, without limitation, for any painting, restoring or repairing of the Premises or the Property necessitated by the Alterations and a reasonable charge for Landlord’s review, inspection and engineering time. Tenant will also obtain and/or require: (a) demolition (if applicable) and payment and performance bonds in an amount not less than the full cost of the Alterations; (b) builder’s “all risk” insurance in an amount at least equal to the replacement value of the Alterations; and (c) liability insurance insuring Tenant and each of Tenant’s contractors against construction related risks in at least the form, amounts and coverages required of Tenant under Article 10. The insurance policies described in clauses (b) and (c) of this Section must name Landlord, Landlord’s lender (if any) and Property Manager as additional insureds, specifically including completed operations.
     8.3 Construction Obligations; Ownership of Alterations. Tenant will notify Landlord in writing 30 days prior to commencing any Alterations in order to provide Landlord the opportunity to record and post notices of non-responsibility or such other protective notices available to Landlord under the Laws. Tenant will cause all Alterations to be constructed (a) promptly by contractors approved by Landlord as provided above; (b) in a good and workmanlike manner; (c) in compliance with all Laws; (d) in a manner that will minimize interference with other tenants’ use and enjoyment of the Property; and (e) in full compliance with all of Landlord’s rules and regulations applicable to third party contractors, subcontractors and suppliers performing work at the Property. Landlord may inspect construction of the Alterations. All Alterations (including all telephone, computer, security and other wiring and cabling located within the walls of and outside the Premises, but excluding Tenant’s Personal Property) become the property of Landlord and a part of the Building immediately upon installation. Unless Landlord requires Tenant to remove the Alterations, Tenant will surrender the Alterations to Landlord upon the expiration or earlier termination of this Lease at no cost to Landlord.
     8.4 Liens. Tenant will keep the Property free from any mechanics’, materialmens’, designers’ or other liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant. Immediately after completing the Alterations, Tenant will furnish Landlord with contractor affidavits and full and final lien waivers covering all labor and materials expended and used in connection with the Alterations. If any liens are filed against the Property and Tenant, within 15 days after such filing, does not release the same of record or provide Landlord with a bond or other security satisfactory to Landlord protecting Landlord and the Property against such liens, Landlord may, without waiving its rights and remedies based upon such breach by Tenant and without releasing Tenant from any obligation under this Lease, cause such liens to be released by any means Landlord deems proper, including, but not limited to, paying the claim giving rise to the lien or posting security to cause the discharge of the lien. In such event, Tenant will reimburse Landlord, as Additional Rent, for all amounts Landlord pays (including, without limitation, reasonable attorneys’ fees and costs).
     8.5 Indemnification. To the fullest extent allowable under the Laws, Tenant releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties and the Property from and against any Claims in any manner relating to or arising out of any Alterations or any other work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant. The indemnifications described in this Section 8.5 shall include the Landowner Parties as indemnified parties.
     8.6 Alterations Required by Laws. If any governmental authority requires any Alteration to the Property or the Premises as a result of Tenant’s particular use of the Premises or as a result of any Alteration to the Premises made by or on behalf of Tenant, Tenant will pay the cost of all such Alterations. If any such Alterations are Major Alterations, Landlord will have the right to make the Major Alterations, provided that Landlord may first require Tenant to deposit with Landlord an amount sufficient to pay the cost of the Major Alterations (including, without limitation, reasonable overhead and administrative costs). If the Alterations are not Major Alterations, Tenant will make the Alterations at Tenant’s sole cost and expense in accordance with the foregoing provisions of this Article 8.
ARTICLE 9
RIGHTS RESERVED BY LANDLORD
     9.1 Landlord’s Entry. Landlord and its authorized representatives may at all reasonable times and upon reasonable notice to Tenant enter the Premises to: (a) inspect the Premises; (b) show the Premises to prospective purchasers, mortgagees and, within the last 12 months of the Term, tenants; (c) post notices of non-responsibility or other protective notices available under the Laws; or (d) exercise and perform Landlord’s rights and obligations under this Lease. Landlord may in the event of any emergency enter the Premises without notice to Tenant. Landlord’s entry into the Premises is not to be construed as a forcible or unlawful entry into, or detainer of, the Premises or as an eviction of Tenant from all or any part of the Premises. Tenant will also permit Landlord to erect, install, use, maintain, replace and repair pipes, cables, conduits, plumbing and vents, and telephone, electric and other wires or other items, in, to and through the Premises if Landlord determines that such activities are necessary or appropriate for properly operating and maintaining the Building.
     9.2 Control of Property. Landlord reserves all rights respecting the Property and Premises not specifically granted to Tenant under this Lease, including without limitation the right to: (a) change the name or street address of the Building; (b) designate and approve all types of signs, window coverings, lighting and other aspects of the Premises that may be visible from the exterior of the Premises; (c) grant any party the exclusive right to conduct any business or render any service in the Property, provided such exclusive right does not prohibit Tenant from any permitted use for which Tenant is then using the Premises; (d) prohibit Tenant from installing vending or dispensing machines of any kind In or about the Premises other than those Tenant reasonably installs in the Premises solely for use by Tenant’s employees; (e) close the Building after Business Hours, except that Tenant will be allowed to access the Premises after Business Hours in accordance with such rules and regulations as Landlord may prescribe from time to time for security purposes; (f) install, operate and maintain security systems that monitor, by closed circuit television or otherwise, all persons entering or leaving the Building; (g) impose reasonable screening procedures, access limitations, or other procedures designed to limit and control access to the Building by unauthorized persons; (h) install and maintain pipes, ducts, conduits, wires and structural elements in the Premises that serve other parts or other tenants of the Property; and (i) retain and receive master keys or pass keys to the Premises and all doors in the Premises. Notwithstanding the foregoing, Landlord is not responsible for the security of persons or property on or about the Property and Landlord is not and will not be liable in any way whatsoever for any criminal activity or any breach of security on or about the Property.
     9.3 Common Area. Landlord may, at Landlord’s sole and exclusive discretion, make changes to the Common Area. Landlord’s rights regarding the Common Area include, but are not limited to, the right to (a) restrain unauthorized persons from using the Common Area; (b) temporarily close any portion of the Common Area; (c) change the shape and size of the Common Area; (d) add, eliminate or change the location of any improvements located in the Common Area and construct buildings or other structures in the Common Area; (e) place permanent or temporary kiosks, displays, carts or stands in the Common Area and license or lease the same to vendors or tenants; and (f) impose and revise Property Rules concerning use of the Common Area, including without limitation any parking facilities comprising a portion of the Common Area. Notwithstanding the foregoing, Landlord will not exercise such rights in a manner that unreasonably interferes with Tenant’s access to and use of the Premises.
     9.4 Right to Cure. If Tenant fails to perform any of Tenant’s obligations under this Lease Landlord may, but is not obligated to, perform any such obligation on Tenant’s part without waiving any rights based upon such failure and without releasing Tenant from any obligations hereunder. Tenant must pay to or reimburse Landlord for, as Additional Rent, all expenditures reasonably made and obligations reasonably incurred by Landlord pursuant to this Section.
ARTICLE 10
INSURANCE
     10.1 Tenant’s Insurance. Tenant will at all times during the Term (and during any earlier entry into the Premises), at Tenant’s sole cost and expense, maintain the insurance this Section 10.1 requires.
          10.1.1 Liability Insurance. Tenant will maintain commercial general liability insurance providing coverage at least as broad as a current ISO form on an “occurrence” basis, with minimum limits of $2,000,000 each occurrence and $5,000,000 general aggregate (which may include umbrella coverages). Tenant’s liability insurance will (a) name the Landlord Parties and the Landowner Parties as additional insureds with respect to all matters arising out of the occupancy or use of the Premises or Property by Tenant; (b) be primary to any other insurance maintained by the Landlord Parties or Landowner Parties; and (c) be placed and maintained with companies rated at least “A/VII” by A.M. Best Insurance Service and otherwise reasonably satisfactory to Landlord. Such insurance may have a reasonable deductible but may not include self-insured retention in excess of $25,000. If Tenant’s liability insurance is provided under a blanket policy, the above coverage limits must be made specifically applicable to the Premises on a “per location” basis. Tenant will deliver an ACORD Form 27 (or equivalent) certificate or other evidence of insurance satisfactory to Landlord (i) prior to any use or occupancy of the Premises by Tenant, (ii) not later than 30 days prior to the expiration of any current policy or certificate, and (iii) at such other times as Landlord may reasonably request.
          10.1.2 Property Insurance. Tenant is not required by this Lease to maintain property or business interruption insurance. Accordingly, Tenant’s Personal Property is located at the Property at Tenant’s sole risk, and Landlord is not liable for any damage to or loss or destruction of such property (except as provided in the last sentence of Section 10.3.1). Tenant is solely responsible for providing such insurance as Tenant may desire to protect Tenant and Tenant’s Personal Property against any Casualty or other event or occurrence in the Premises or at the Property including, without limitation, any interruption of Tenant’s business or loss of revenues or profits arising therefrom.
          10.1.3 Other Insurance. If insurance obligations generally required of tenants in similar space in similar buildings in the area in which the Property is located increase or otherwise change, Landlord may similarly change Tenant’s insurance obligations under this Lease.
     10.2 Landlord’s Insurance. Landlord will at all times during the Term maintain the insurance this Section 10.2 requires.
          10.2.1 Property Insurance. Landlord will maintain insurance on the Property providing coverage comparable to that provided by a standard ISO special causes of loss form property insurance policy in an amount not less than the full replacement cost of the Building (less foundation, grading and excavation costs). Landlord may, at its option, obtain such additional coverages or endorsements as

Landlord deems appropriate or necessary, including, without limitation, insurance covering foundation, grading, excavation and debris removal costs; business income and rent loss insurance; boiler and machinery insurance; ordinance or laws coverage; earthquake insurance; flood insurance; and other coverages. Landlord may maintain such insurance in whole or in part under blanket policies. Such insurance will cover the Tenant Improvements after they have been installed in the Building but will not cover or be applicable to any of Tenant’s Personal Property.
          10.2.2 Liability Insurance. Landlord will maintain commercial general liability insurance for bodily injury, personal injury, and property damage occurring at the Property in such amounts as Landlord deems necessary or appropriate. Such liability insurance will protect only Landlord and, at Landlord’s option, Landlord’s lender and some or all of the Landlord Parties, and does not protect Tenant or replace or supplement the liability insurance this Lease obligates Tenant to carry.
          10.2.3 Other Insurance. If insurance coverages generally maintained by landlords of similar space in similar buildings in the area in which the Property is located increase or otherwise change, Landlord may similarly change the insurance coverages Landlord maintains under this Lease.
     10.3 Waivers and Releases of Claims and Subrogation.
          10.3.1 Tenant’s Waiver and Release. To the fullest extent allowable under the Laws, Tenant, on behalf of Tenant and its insurers, waives, releases and discharges the Landlord Parties and the Landowner Parties from all Claims for any Casualty to the Premises, Property or Tenant’s Personal Property, and any resulting loss of use or business interruption, regardless of the cause even if (subject to the last sentence of this Section 10.3.1) such Casualty is caused by the negligent or intentional acts, omissions, or misconduct of any Landlord Party. Tenant will look only to any insurance coverage Tenant may elect to maintain (regardless whether Tenant actually obtains any such coverage or whether such coverage is sufficient) with respect to the Claims Tenant is waiving, releasing and discharging under this Section 10.3.1. Any property insurance Tenant maintains must permit or include a waiver of subrogation in favor of the Landlord Parties consistent with the provisions of this Section 10.3.1. Notwithstanding the foregoing, Tenant may claim against Landlord for any Casualty to Tenant’s Personal Property which is caused by the active negligence or willful misconduct of any Landlord Party, but (a) only to the extent of property damage which is not covered by insurance (or is not fully reimbursed because of an applicable policy deductible or self-insured retention amount), and (b) only up to a maximum of $25,000 for any single occurrence.
          10.3.2 Landlord’s Waiver and Release. To the fullest extent allowable under the Laws, Landlord, on behalf of Landlord and its insurers, waives, releases and discharges the Tenant Parties from all Claims for any Casualty to the Premises, Property or Landlord’s Personal Property, and any resulting loss of use or business interruption, regardless of the cause even if (subject to the last sentence of this Section 10.3.2) such Casualty is caused by the negligent or intentional acts, omissions, or misconduct of Tenant. Landlord will look only to any insurance coverage Landlord may elect to maintain (regardless whether Landlord actually obtains any such coverage or whether such coverage is sufficient) with respect to the Claims Landlord is waiving, releasing and discharging under this Section 10.3.2. Any property insurance Landlord maintains must permit or include a waiver of subrogation in favor of the Tenant Parties consistent with the provisions of this Section 10.3.2. Notwithstanding the foregoing, Landlord may claim against Tenant for any Casualty to the Premises, Property or Landlord’s Personal Property which is caused by the active negligence or willful misconduct of Tenant, but (a) only to the extent of property damage which is not covered by insurance (or is not fully reimbursed because of an applicable policy deductible or self-insured retention amount), and (b) only up to a maximum of $25,000 for any single occurrence.
          10.3.3 Limitation on Waivers of Claims. The provisions of Sections 10.3.1 and 10.3.2 apply only with respect to the Landlord Parties and the Tenant Parties and do not limit or waive, release or discharge any Claims that either Landlord or Tenant may have against any “third-party” person or entity (including without limitation any contractor, service provider, agent, licensee, or invitee which is not a Landlord Party or a Tenant Party) arising from any Casualty to the Premises, Property, Tenant’s Personal Property or Landlord’s Personal Property caused by any such third party.
     10.4 Tenant’s Failure to Insure. If Tenant fails to provide Landlord with evidence of insurance as required under Section 10.1, and if such failure is not cured by Tenant within five days of Landlord’s request therefor, Landlord may, but is not obligated to, obtain such insurance for Landlord’s benefit without waiving or releasing Tenant from any obligation contained in or default under this Lease. Tenant will pay to Landlord, as Additional Rent, all costs and expenses Landlord reasonably incurs in obtaining such insurance.
     10.5 No Limitation. Landlord’s establishment of minimum liability insurance requirements for Tenant in this Lease is not a representation by Landlord that such limits are sufficient and does not limit Tenant’s liability under this Lease in any manner.
ARTICLE 11
DAMAGE OR DESTRUCTION
     11.1 Tenantable Within 270 Days. If any Casualty renders the whole or any material part of the Premises untenantable and Landlord determines (in Landlord’s reasonable discretion) that Landlord can make the whole Premises tenantable within 270 days after the date of the Casualty, then Landlord will notify Tenant of such determination within 60 days after the date of the Casualty. Landlord’s notice will specify the anticipated date the Premises could be made tenantable. If both (a) such anticipated completion date is more than 60 days after the date of Landlord’s notice, and (b) less than 12 months will remain in the Term upon such completion date, then either Landlord or Tenant may elect to terminate this Lease by notifying the other within 15 days after the date of Landlord’s notice, which termination will be effective 60 days after the date of such notice of termination.
     11.2 Not Tenantable Within 270 Days. If any Casualty renders the whole or any material part of the Premises untenantable and Landlord determines (in Landlord’s reasonable discretion) that Landlord cannot make the whole Premises tenantable within 270 days after the date of the Casualty, then Landlord will notify Tenant of such determination within 60 days after the date of the Casualty. Landlord’s notice will specify the anticipated date the Premises could be made tenantable. Landlord may, in such notice, terminate this Lease effective on the date 60 days after the date of Landlord’s notice. If Landlord does not so terminate this Lease, and provided the Casualty was not caused by Tenant, Tenant may terminate this Lease by notifying Landlord within 15 days after the date of Landlord’s notice, which termination will be effective 60 days after the date of Tenant’s notice.
     11.3 Property Substantially Damaged. If the Property is damaged or destroyed by any Casualty (regardless whether the Premises is affected) and the damage reduces the value of the Building by more than 50% (as Landlord reasonably determines value (absent restoration) before and after the Casualty), then notwithstanding anything to the contrary in Sections 11.1 and 11.2, Landlord may, at Landlord’s option, by notifying Tenant within 60 days after the Casualty, terminate this Lease effective on the date 60 days after the date of Landlord’s notice.
     11.4 Insufficient Proceeds. If Landlord does not receive sufficient insurance proceeds (including the amount of any policy deductible) to repair all damage to the Premises or the Property caused by any Casualty, or if Landlord’s lender does not allow Landlord to use sufficient proceeds to repair all such damage, then notwithstanding anything to the contrary in Sections 11.1, 11.2 and 11.3, Landlord may, at Landlord’s option, by notifying Tenant within 60 days after the Casualty, terminate this Lease effective on the date 60 days after the date of Landlord’s notice.
     11.5 Landlord’s Repair; Rent Abatement. If this Lease is not terminated under any of Sections 11.1 through 11.4 following a Casualty, then this Lease will remain in full force and effect and Landlord will repair and restore the Premises and the Property to as near their condition prior to the Casualty as is reasonably possible with all commercially reasonable diligence and speed. Basic Rent and Tenant’s Share of Property Expenses for any period during which the Premises are untenantable as a result of the Casualty will be abated on a per diem basis; provided that if only a portion of the Premises is untenantable, then any such abatement will be pro rata (based upon the rentable area of the untenantable portion of the Premises from time to time as compared with the rentable area of the entire Premises) and Tenant will continue to pay Rent for any portion of the Premises which is tenantable. In no event is Landlord obligated to repair or restore any Alterations that have not been previously disclosed to and approved by Landlord, any Supplemental Equipment, or any of Tenant’s Personal Property. Landlord will, if necessary, equitably adjust Tenant’s Share of Property Expenses Percentage to account for any reduction in the rentable area of the Premises or Building resulting from a Casualty.
     11.6 Rent Abatement If Lease Terminates. If this Lease is terminated under any of Sections 11.1 through 11.4 following any Casualty, then Basic Rent and Tenant’s Share of Property Expenses for any period during which the Premises are untenantable as a result of the Casualty will be abated on a per diem basis; provided that if only a portion of the Premises is untenantable, then any such abatement will be pro rata (based upon the rentable area of the untenantable portion of the Premises from time to time as compared with the rentable area of the entire Premises) and Tenant will continue to pay Rent for any portion of the Premises which is tenantable until this Lease terminates.
     11.7 Exclusive Casualty Remedy. The provisions of this Article 11 are Tenant’s sole and exclusive rights and remedies in the event of a Casualty. To the fullest extent permitted by the Laws, Tenant waives the benefits of any Law that provides Tenant any abatement or termination rights (by virtue of a Casualty) not specifically described in this Article 11.
     11.8 Notice to Landlord. If any Casualty to any portion of the Premises or Property occurs, Tenant will immediately provide written notice of such Casualty to Landlord. None of the obligations of Landlord under this Article 11 will be deemed to have arisen unless and until Landlord has received actual notice that the Casualty has occurred and has had a commercially reasonable time within which to respond to such notice. Tenant is liable to Landlord for any uninsured loss or other Claims Landlord incurs if (a) Tenant fails to timely report any Casualty to the Premises or (to the extent Tenant has actual knowledge thereof) the Property or Landlord’s Personal Property to Landlord, (b) Landlord does not otherwise have actual knowledge of such Casualty, and (c) the failure to timely report such Casualty results in Landlord’s property insurance carrier refusing to cover all or any portion of the loss.
ARTICLE 12
EMINENT DOMAIN
     12.1 Termination of Lease. If a Condemning Authority desires to effect a Taking of all or any material part of the Property, Landlord will notify Tenant and Landlord and Tenant will reasonably determine whether the Taking will render the Premises unsuitable for Tenant’s intended purposes. If Landlord and Tenant conclude that the Taking will render the Premises unsuitable for Tenant’s intended purposes, Landlord and Tenant will document such determination and this Lease will terminate as of the date the Condemning Authority takes possession of the portion of the Property taken. Tenant will pay Rent to the date of termination. If a Condemning Authority takes all or any material part of the Building or if a Taking reduces the value of the Property by 50% or more (as reasonably determined by Landlord), regardless of whether the Premises is affected and regardless whether the Taking will render the Premises unsuitable for Tenant’s intended purposes, then Landlord, at Landlord’s option, by notifying Tenant prior to the date the Condemning Authority takes possession of the portion of the Property taken, may terminate this Lease effective on the date the Condemning Authority takes possession of the portion of the Property taken.
     12.2 Landlord’s Repair Obligations. If this Lease does not terminate with respect to the entire Premises under Section 12.1 and the Taking includes a portion of the Premises, this Lease automatically terminates as to the portion of the Premises taken as of the date the Condemning Authority takes possession of the portion taken and Landlord will, at its sole cost and expense, restore the remaining portion of the Premises to a complete architectural unit with all commercially reasonable diligence and speed and will reduce the Basic Rent for the period after the date the Condemning Authority takes possession of the portion of the Premises taken to a sum equal to the product of the Basic Rent provided for in this Lease multiplied by a fraction, the numerator of which is the rentable area of the Premises after the Taking and after Landlord restores the Premises to a complete architectural unit, and the denominator of which is the rentable area of the Premises prior to the Taking. Landlord will also equitably adjust Tenant’s Share of Property Expenses Percentage for the same period to account for the reduction in the rentable area of the Premises or the Building resulting from the Taking. Tenant’s obligation to pay Basic Rent and Tenant’s Share of Property Expenses will abate on a proportionate basis with respect to that portion of the Premises remaining after the Taking that Tenant is unable to use during Landlord’s restoration for the period of time that Tenant is unable to use such portion of the Premises.
     12.3 Tenant’s Participation. Landlord is entitled to receive and keep all damages, awards or payments resulting from or paid on account of a Taking. Accordingly, Tenant waives and assigns to Landlord any interest of Tenant in any such damages, awards or payments. Tenant may prove in separate Taking proceedings and may receive a separate award for damages to or Taking of Tenant’s Personal Property and for moving expenses; provided however, that Tenant has no right to receive any award for its interest in this Lease or for loss of leasehold.
     12.4 Exclusive Taking Remedy. The provisions of this Article 12 are Tenant’s sole and exclusive rights and remedies in the event of a Taking. To the fullest extent permitted by the Laws, Tenant waives the benefits of any Law that provides Tenant any abatement or termination rights or any right to receive any payment or award (by virtue of a Taking) not specifically described in this Article 12.
ARTICLE 13
TRANSFERS
     13.1 Restriction on Transfers. Except as provided in Section 13.5, Tenant will not cause or allow a Transfer without obtaining Landlord’s prior written consent, which consent will not be unreasonably withheld, provided that Landlord may elect to recapture any portion of the Premises that would be affected by such Transfer as provided in Section 1.1. Tenant’s request for consent to a Transfer must describe in detail the parties, terms, portion of the Premises, and other circumstances involved in the proposed Transfer. Landlord will notify Tenant of Landlord’s election to consent, withhold consent or recapture within 30 days of Landlord’s receipt of such a written request for consent to the Transfer from Tenant. Tenant will provide Landlord with any additional information Landlord reasonably requests regarding the proposed Transfer or the proposed transferee. No Transfer releases Tenant from any liability or obligation under this Lease and Tenant remains liable to Landlord after such a Transfer as a principal and not as a surety. If Landlord consents to any Transfer, Tenant will pay to Landlord, as Additional Rent, 50% of any amount Tenant receives on account of the Transfer (net of Tenant’s reasonable, documented out-of-pocket leasing costs and commissions incurred in connection with the Transfer) in excess of the amounts this Lease otherwise requires Tenant to pay. Any attempted Transfer in violation of this Lease is null and void and constitutes an Event of Default under this Lease.
     13.2 Recapture Right. Instead of giving or withholding consent pursuant to Section 13.1, Landlord may, within the 30 day period provided in Section 13.1, elect by written notice to Tenant to recapture (that is, to terminate this Lease with respect to) the Premises or, if a proposed Transfer affects only a portion of the Premises, that portion of the Premises. If Landlord so exercises Landlord’s recapture right, Tenant may negate such recapture by delivering written notice to Landlord, within five days of Tenant’s receipt of Landlord’s recapture notice, canceling the proposed Transfer and withdrawing Tenant’s request for consent to the Transfer. If Landlord elects to recapture some or all of the Premises as set forth above, and Tenant does not so negate the recapture, then this Lease will terminate with respect thereto (pursuant to the provisions of this Lease, including without limitation Article 16) as of the date the Transfer would otherwise have occurred as if the Term therefor had expired on such date.
     13.3 Costs. Tenant will pay to Landlord, as Additional Rent, all costs and expenses Landlord incurs in connection with any Transfer, including, without limitation, reasonable attorneys’ fees and costs, regardless whether Landlord consents to the Transfer, provided that such costs and expenses will not exceed $2,000 per Transfer.

     13.4 Landlord’s Consent Standards. For purposes of Section 13.1 and in addition to any other reasonable grounds for denial, Landlord’s consent to a Transfer will be deemed reasonably withheld if, in Landlord’s good faith judgment, any one or more of the following apply: (a) the proposed transferee does not have the financial strength to perform the Tenant’s obligations under this Lease; (b) the business and operations of the proposed transferee are not of comparable quality to the business and operations being conducted by other tenants in the Building; (c) either the proposed transferee, or any Affiliate of the proposed transferee, occupies or is negotiating with Landlord to lease space in the Building; (d) the proposed transferee does not have a good business reputation; (e) the presence in the Premises of the proposed transferee would, in Landlord’s reasonable judgment, impact the Building or the Property in a negative manner; (f) if the subject space is only a portion of the Premises and the physical subdivision of such portion is, or would render the Premises, not regular in shape with appropriate means of ingress and egress and facilities suitable for normal renting purposes, or is otherwise not readily divisible from the Premises; (g) the Transfer would require Alteration to the Building or the Property to comply with applicable Laws; (h) the transferee is a government (or agency or instrumentality thereof); or (i) an Event of Default exists under this Lease at the time Tenant requests consent to the proposed Transfer.
     13.5 Transfers to Affiliates. Provided that no Event of Default exists under this Lease, Tenant may, without Landlord’s consent, assign or sublet all or a portion of this Lease or the Premises to an Affiliate of Tenant if (a) Tenant notifies Landlord at least 30 days prior to such Transfer; (b) Tenant delivers to Landlord, at the time of Tenant’s notice, current financial statements of Tenant and the proposed transferee that are reasonably acceptable to Landlord; and (c) the transferee assumes and agrees in a writing reasonably acceptable to Landlord to perform Tenant’s obligations under this Lease and to observe all terms and conditions of this Lease. A Transfer to an Affiliate does not release Tenant from any liability or obligation under this Lease. Landlord’s rights to recapture or share in any profit Tenant receives from a Transfer do not apply to any Transfer this Section 13.5 permits.
ARTICLE 14
DEFAULTS; REMEDIES
     14.1 Events of Default. The occurrence of any of the following constitutes an “Event of Default” by Tenant under this Lease. Landlord and Tenant agree that the notices required by this Section 14.1 are intended to satisfy any and all notice requirements imposed by the Laws and are not in addition to any such requirements.
          14.1.1 Failure to Pay Rent. Tenant fails to pay Basic Rent, any monthly installment of Tenant’s Share of Property Expenses or any other Additional Rent amount as and when due and such failure is not cured within five days after Landlord notifies Tenant of Tenant’s failure to pay Rent when due.
          14.1.2 Failure to Perform. Tenant breaches or fails to perform any of Tenant’s nonmonetary obligations under this Lease and such breach or failure is not cured within 15 days after Landlord notifies Tenant of Tenant’s breach or failure; provided that if Tenant is not able through the use of commercially reasonable efforts to cure such breach or failure within a 15 day period, Tenant’s breach or failure is not an Event of Default if Tenant commences to cure such breach or failure within the 15 day period and thereafter diligently pursues the cure and effects the cure within a period of time that does not exceed an additional 60 days after the expiration of the initial 15 day period. Notwithstanding the foregoing, Tenant is not entitled to any cure period before a breach or failure of this Lease becomes an Event of Default if either (a) the same breach or failure has previously occurred at least two times during the prior 12 months, or (b) the breach or failure cannot be cured by Tenant.
          14.1.3 Misrepresentation. The existence of any material misrepresentation or omission in any financial statements, correspondence or other information provided to Landlord by or on behalf of Tenant or any Guarantor in connection with (a) Tenant’s negotiation or execution of this Lease; (b) Landlord’s evaluation of Tenant as a prospective tenant at the Property; (c) any proposed or attempted Transfer; or (d) any consent or approval Tenant requests under this Lease.
          14.1.4 Insolvency. The occurrence of any one or more of the following: (a) Tenant’s filing of a petition under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, or Tenant’s making a general assignment or general arrangement for the benefit of creditors; (b) the filing of an involuntary petition under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, or the filing of a petition for adjudication of bankruptcy or for reorganization or rearrangement, by or against Tenant and such filing not being dismissed within 60 days; (c) the entry of an order for relief under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted; (d) the appointment of a “custodian,” as such term is defined in the Bankruptcy Code (or of an equivalent thereto under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted), for Tenant, or the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets (or Tenant’s assets located at the Premises) or of Tenant’s interest in this Lease; or (e) the subjection of all or substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease to attachment, execution or other judicial seizure. If a court of competent jurisdiction determines that any act described in this Section 14.1.4 does not constitute an Event of Default, and the court appoints a trustee to take possession of the Premises (or if Tenant remains a debtor in possession of the Premises) and such trustee or Tenant Transfers Tenant’s interest hereunder, then Landlord is entitled to receive the same amount of Additional Rent as Landlord would be entitled to receive if such a Transfer had occurred pursuant to Section 13.1.
     14.2 Remedies. Upon the occurrence of any Event of Default, Landlord may at any time and from time to time, without notice or demand and without preventing Landlord from exercising any other right or remedy, exercise any one or more of the following remedies:
          14.2.1 Termination of Tenant’s Possession/Re-entry and Reletting Right. Terminate Tenant’s right to possess the Premises by any lawful means with or without terminating this Lease, in which event Tenant will immediately surrender possession of the Premises to Landlord. In such event, this Lease continues in full force and effect (except for Tenant’s right to possess the Premises) and Tenant continues to be obligated for and must pay all Rent as and when due under this Lease. Unless Landlord specifically states that it is terminating this Lease, Landlord’s termination of Tenant’s right to possess the Premises is not to be construed as an election by Landlord to terminate this Lease or Tenant’s obligations and liabilities under this Lease. If Landlord terminates Tenant’s right to possess the Premises, Landlord is not obligated to, but may re-enter the Premises and remove all persons and property from the Premises. Landlord may store any property Landlord removes from the Premises in a public warehouse or elsewhere at the cost and for the account of Tenant, and if Tenant fails to pay the storage charges therefor Landlord may deem such property abandoned and cause such property to be sold or otherwise disposed of without further obligation or any accounting to Tenant. Upon such re-entry, Landlord is not obligated to, but may relet all or any part of the Premises to a third party or parties for Tenant’s account. Tenant is immediately liable to Landlord for all Re-entry Costs and must pay Landlord the same within five days after Landlord’s notice to Tenant. Landlord may relet the Premises for a period shorter or longer than the remaining Term. If Landlord relets all or any part of the Premises, Tenant remains obligated to pay all Rent when due under this Lease; provided that Landlord will, on a monthly basis, credit any Net Rent received for the current month against Tenant’s Rent obligation for the next succeeding month. If the Net Rent received for any month exceeds Tenant’s Rent obligation for the succeeding month, Landlord may retain the surplus.
          14.2.2 Termination of Lease. Terminate this Lease effective on the date Landlord specifies in Landlord’s notice to Tenant. Upon termination, Tenant will immediately surrender possession of the Premises to Landlord as provided in Article 16. Such termination will not extinguish any obligations that survive termination as provided elsewhere in this Lease. If Landlord terminates this Lease, Landlord may recover from Tenant and Tenant will pay to Landlord on demand all damages Landlord incurs by reason of Tenant’s default, including, without limitation, (a) all Rent due and payable under this Lease as of the effective date of the termination; (b) any amount necessary to compensate Landlord for any detriment proximately caused Landlord by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would likely result from Tenant’s failure to perform, including, but not limited to, any Re-entry Costs and the unamortized amounts of any Improvement Allowance and real estate commissions paid in connection with this Lease; (c) an amount equal to the amount by which (i) the present worth, as of the effective date of the termination, of the Basic Rent for the balance of the Term remaining after the effective date of the termination (assuming no termination) exceeds (ii) the present worth, as of the effective date of the termination, of a fair market Rent for the Premises for the same period (as Landlord reasonably determines the fair market Rent); and (d) Tenant’s Share of Property Expenses to the extent Landlord is not otherwise reimbursed for such Property Expenses. For purposes of this Section, Landlord will compute present worth by utilizing a discount rate of 8% per annum. Nothing in this Section limits or prejudices Landlord’s right to prove and obtain damages in an amount equal to the maximum amount allowed by the Laws, regardless whether such damages are greater than the amounts set forth in this Section.
          14.2.3 Present Worth of Rent. Recover from Tenant, and Tenant will pay to Landlord on demand, an amount equal to the sum of (a) all Rent past due (together with interest thereon at the Maximum Rate), plus (b) the then present worth, as of the date of such recovery, of the aggregate of the Rent and any other charges payable by Tenant under this Lease for the then-unexpired portion of the Term. Landlord will employ a discount rate of 8% per annum to compute present worth.
          14.2.4 Other Remedies. Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Property is located. All rights and remedies of Landlord under this Lease are cumulative and the exercise of any one or more remedies at any time or from time to time does not limit or preclude the further exercise by Landlord of the same or any other rights or remedies at any time or from time to time.
     14.3 Costs. Tenant will reimburse and compensate Landlord on demand and as Additional Rent for any actual loss Landlord incurs in connection with, resulting from or related to any breach or default of Tenant under this Lease, regardless of whether the breach or default constitutes an Event of Default, and regardless of whether suit is commenced or judgment is entered. Such loss includes all reasonable legal fees, costs and expenses (including paralegal fees, expert fees, and other professional fees and expenses) Landlord incurs investigating, negotiating, settling or enforcing any of Landlord’s rights or remedies or otherwise protecting Landlord’s interests under this Lease. In addition to the foregoing, Landlord is entitled to reimbursement of all of Landlord’s fees, expenses and damages, including, but not limited to, reasonable attorneys’ fees and paralegal and other professional fees and expenses, Landlord incurs in connection with any bankruptcy or insolvency proceeding involving Tenant including, without limitation, any proceeding under any chapter of the Bankruptcy Code; by exercising and advocating rights under Section 365 of the Bankruptcy Code; by proposing a plan of reorganization and objecting to competing plans; and by filing motions for relief from stay. Such fees and expenses are payable on demand, or, in any event, upon assumption or rejection of this Lease in bankruptcy.
     14.4 Waiver of Re-entry Claims. Tenant waives and releases all Claims Tenant may have resulting from Landlord’s re-entry and taking possession of the Premises pursuant to this Article 14 by any lawful means and removing, storing or disposing of Tenant’s property as permitted under this Lease, regardless of whether this Lease is terminated and, to the fullest extent allowable under the Laws, Tenant releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties and Landowner Parties from and against any and all Claims arising therefrom. No such re-entry is to be considered or construed as a forcible entry by Landlord.
     14.5 Landlord’s Default. Landlord will not be in default under this Lease unless Landlord breaches or fails to perform any of Landlord’s obligations under this Lease and the breach or failure continues for a period of 30 days after Tenant notifies Landlord in writing of Landlord’s breach or failure; provided that if Landlord is not able through the use of commercially reasonable efforts to cure the breach or failure within such 30 day period, Landlord’s breach or failure is not a default as long as Landlord commences to cure its breach or failure within the 30 day period and thereafter diligently pursues the cure to completion.
     14.6 No Waiver. No failure by either Landlord or Tenant to insist upon the performance of any provision of this Lease or to exercise any right or remedy upon a breach or default hereof constitutes a waiver of any such breach or default. Any such waiver may be made only by a writing signed by the party providing the waiver. One or more waivers by a party is not to be construed as a waiver by that party of a subsequent breach or default of the same provision.
ARTICLE 15
CREDITORS; ESTOPPEL CERTIFICATES
     15.1 Subordination. This Lease, all rights of Tenant in this Lease, and all interest or estate of Tenant in the Property, is subject and subordinate to any existing or future Mortgage. The automatic subordination to any future Mortgage provided for in this Section is expressly conditioned upon the Mortgage holder’s agreement that as long as no Event of Default occurs under this Lease, the holder of the Mortgage will not disturb Tenant’s rights of possession under this Lease. Tenant will, upon request, execute and deliver to Landlord or to any other person Landlord designates any instruments, releases or other documents reasonably required to confirm the self-effectuating subordination of this Lease as provided in this Section to any Mortgage. The lien of any existing or future Mortgage will not cover Tenant’s Personal Property. Tenant will also execute and deliver to Landlord, concurrently with Tenant’s execution of this Lease and delivery thereof to Landlord, a subordination, non-disturbance and attornment agreement in the form of EXHIBIT “G” attached hereto (“SNDA Agreement”). Landlord will use its commercially reasonable efforts to cause the Mortgage holder to execute the SNDA Agreement. Upon receipt from the Mortgage holder of the executed SNDA Agreement, Landlord shall promptly provide Tenant with a fully executed copy of the SNDA Agreement.
     15.2 Attornment. If any ground lessor, the holder of any Mortgage at a foreclosure sale or any other transferee acquires Landlord’s interest in this Lease, the Premises or the Property, Tenant will attorn to and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law that gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest.
     15.3 Mortgagee Protection Clause. Tenant will give the holder of any Mortgage, by registered mail, a copy of any notice of default Tenant serves on Landlord, provided that Landlord or the holder of the Mortgage previously notified Tenant (by way of notice of assignment of rents and leases or otherwise) of the address of such holder. Tenant further agrees that if Landlord fails to cure such default within the time provided for in this Lease, then Tenant will provide written notice of such failure to such holder and such holder will have an additional 30 days after the later of (a) receipt of such notice, or (b) the expiration of Landlord’s cure period, within which to cure the default. If the default cannot be cured within that additional 30 day period, then the holder will have such additional time as may be necessary to effect the cure if, within the 30 day period, the holder has commenced and is diligently pursuing the cure. If Landlord, Tenant, and the holder of any Mortgage enter into any separate agreement regarding the matters addressed in Sections 15.1, 15.2 and 15.3 of this Lease, then to the extent of any conflict between the provisions of such separate agreement and the provisions of Section 15.1, 15.2 or 15.3 of this Lease, the provisions of such separate agreement shall control.
     15.4 Estoppel Certificates.
          15.4.1 Contents. Upon Landlord’s written request, Tenant will execute, acknowledge and deliver to Landlord a written statement in form satisfactory to Landlord certifying: (a) that this Lease (and all guaranties, if any) is unmodified and in full force and effect (or, if there have been any modifications, that this Lease is in full force and effect, as modified, and stating the modifications); (b) that this Lease has not been canceled or terminated; (c) the last date of payment of Rent and the time period covered by such payment; (d) whether there are then existing any breaches or defaults by Landlord under this Lease known to Tenant, and, if so, specifying the same; (e) specifying any existing claims or defenses in favor of Tenant against the enforcement of this Lease (or of any guaranties); and (f) such other factual statements as Landlord, any lender, prospective lender, investor or purchaser may request. Tenant will deliver the statement to Landlord within 10 Business Days after Landlord’s request. Landlord may give any such statement by Tenant to any lender, prospective lender, investor or purchaser of all or any part of the Property and any such party may conclusively rely upon such statement as true and correct.
          15.4.2 Failure to Deliver. If Tenant does not timely deliver to Landlord the statement referenced in Section 15.4.1, Landlord and any lender, prospective lender, investor or purchaser may conclusively presume and rely that, except as otherwise represented by Landlord, (a) the terms and provisions of this Lease have not been changed; (b) this Lease has not been canceled or terminated; (c) not more than one month’s Rent has been paid in advance; and (d) Landlord is not in default in the performance of any of its obligations under this Lease.: In such event, Tenant is estopped from later contesting any inaccuracy in such presumptions.
ARTICLE 16
SURRENDER; HOLDING OVER
     16.1 Surrender of Premises. Tenant will surrender the Premises to Landlord at the expiration or earlier termination of this Lease in good order, condition and repair, reasonable wear and tear, Casualty and Taking excepted, and will surrender all keys to the Premises to Property Manager or to Landlord at the place then fixed for Tenant’s payment of Basic Rent or as Landlord or Property Manager otherwise directs. Tenant will at such time remove all of Tenant’s Personal Property from the Property and, if Landlord so requires, all specified Alterations Tenant placed on the Property. Tenant will promptly repair any damage to the Premises or the Property caused by such removal. Tenant will also inform Landlord of all combinations on locks, safes and vaults, if any, that Tenant is allowed to leave at the Property. Tenant releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless Landlord from and against any Claim resulting from Tenant’s failure or delay in surrendering the Premises in accordance with this Section, including, without limitation, any Claim made by any succeeding occupant founded on such delay. All property of Tenant not removed on or before the last day of the Term is deemed abandoned. Landlord may remove all such abandoned property from the Property and cause its transportation and storage in a public warehouse or elsewhere at the cost and for the account of Tenant, and if Tenant fails to pay the storage charges therefor Landlord may cause such property to be sold or otherwise disposed of without further obligation or any accounting to Tenant. Landlord will not be liable for damage, theft, misappropriation or loss of any such property or in any other manner in respect thereto.
     16.2 Holding Over. If Tenant remains in possession of the Premises after the Term expires or is otherwise terminated without executing a new lease but with Landlord’s prior written consent, then unless provided otherwise by Landlord in such written consent (a) Tenant is deemed to be occupying the Premises as a tenant from month-to-month, subject to all provisions, conditions and obligations of this Lease applicable to a month-to-month tenancy, (b) Basic Rent during the holdover period will equal 125% of the greater of the Basic Rent payable by Tenant in the last year of the Term or Landlord’s then current basic rent for the Premises according to Landlord’s rental rate schedule for prospective tenants, (c) Tenant will also pay Tenant’s Share of Property Expenses and all other Additional Rent applicable to such holdover period as described in this Lease, and (d) either Landlord or Tenant may terminate the month-to-month tenancy at any time upon 30 days prior written notice to the other party. If Tenant remains in possession of the Premises after the Term expires or is otherwise terminated without executing a new lease and without Landlord’s prior written consent, then Tenant is deemed to be occupying the Premises without claim of right (but subject to all provisions, conditions and obligations of this Lease) and, in addition to Tenant’s liability for failing to surrender possession of the Premises as provided in Section 16.1 and all other rights and remedies of Landlord related to such holding over, Tenant will pay Landlord a charge for each day of occupancy after the Term in an amount equal to 200% of the Basic Rent payable by Tenant in the last year of the Term (on a daily basis), plus Tenant’s Share of Property Expenses and all other Additional Rent applicable to such holdover period as described in this Lease.
ARTICLE 17
TENANT IMPROVEMENTS
     17.1 Base Building Improvements. Landlord will provide, as a part of the base Building and at no cost to Tenant, the base building improvements described on the attached EXHIBIT “F”.
     17.2 Tenant improvements. Landlord will cause to be constructed, at Tenant’s sole cost and expense (subject to the Improvement Allowance), the Tenant Improvements. The Tenant Improvements will be designed and constructed as described in this Article 17. Contractor will be the general contractor for the Tenant Improvements. Tenant will pay all direct and indirect costs Landlord incurs in connection with the design and construction of the Tenant Improvements. Such costs Landlord incurs may include, without limitation, all costs of space planning, construction document preparation, design, construction drawings, general conditions, labor, materials, and other construction costs, the fees (on an hourly basis) of Contractor’s project manager and site superintendent for the Tenant Improvements, all costs incurred in connection with obtaining permits for the Tenant improvements, and a fee of 12% of the sum of all such direct and indirect costs for Contractor’s overhead and profit. For all purposes of ownership, including risk of loss thereto, the Tenant Improvements will immediately upon installation be and remain a part of the Building and the property of Landlord.

     17.3 Improvement Allowance. Landlord will credit an amount, not to exceed the Improvement Allowance, against Tenant’s obligation to pay for the design and construction of the Tenant Improvements. Landlord is not obligated to pay or incur any amounts that exceed the Improvement Allowance. If the cost of the Tenant Improvements exceeds the Improvement Allowance, Tenant will pay the excess to Landlord in cash as Additional Rent. Tenant will also pay, as Additional Rent, all of Landlord’s costs (including lost rent) resulting from Tenant Delay. If Landlord reasonably estimates that the cost of the Tenant improvements will exceed the Improvement Allowance, Landlord may require Tenant to deposit such excess amount with Landlord before construction of the Tenant Improvements begins.
     17.4 Space Plan. On or before March 10, 2006, Tenant will provide Landlord with a space plan for the Tenant Improvements. The space plan must (a) be compatible with the base building (both aesthetically and mechanically, as reasonably determined by Landlord); (b) be adequate, in Landlord’s reasonable discretion, for the preparation of construction drawings and specifications for the Tenant Improvements; (c) show, in reasonable detail, the design and appearance of the finishing materials to be used in connection with installing the Tenant Improvements; (d) contain such other detail or description as Landlord may reasonably deem necessary to adequately outline the scope of the Tenant Improvements; (e) conform to all applicable governing codes and ordinances; and (f) contain all information necessary for construction cost estimating. All space plan drawings must be not less than 1/8” scale. Without limiting those general requirements, the space plan must expressly specify and include (without limitation) all of the following: (1) wall types and heights and insulation, if needed; (2) door types and hardware groups; (3) door frame types; (4) ceiling heights; (5) ceiling materials; (6) floor covering materials and locations; (7) all wall finishes; (8) any appliances, special systems or equipment to be furnished as a part of the construction; (9) any mechanical requirements beyond that provided in the base building; (10) any fire protection requirements beyond that provided in the base building; (11) any plumbing requirements; (12) all power and data locations; (13) any power required other than building standard power distribution; (14) any power requirements for modular furniture; (15) any emergency power requirement; (16) any lighting requirements beyond that provided in the base building; (17) millwork elevations and details; (18) specific floor material selections and designations; and (19) specific wall material selections and designations. Landlord will provide building standard materials, systems and capacities if not otherwise noted. The space plan must also include enlarged sketch layouts for any non-standard rooms, including reflected ceiling plans, and must state the approximate usable and rentable square footage of the Premises. If Tenant fails to provide Landlord with a space plan meeting the foregoing requirements by the date set forth above in this Section, then such delay is a Tenant Delay until such space plan is delivered to Landlord.
     17.5 Construction Drawings and Specifications. After Landlord receives Tenant’s space plan as provided above, Landlord will provide Tenant with construction drawings and specifications for the Tenant Improvements. Tenant will approve or disapprove (specifically describing any reasons for disapproval) the construction drawings and specifications in writing within five Business Days after receiving them. Any failure by Tenant to timely deliver such approval or disapproval is a Tenant Delay until received. If Tenant disapproves the construction drawings and specifications, Landlord will provide appropriately revised construction drawings and specifications to Tenant for approval (or disapproval) within five Business Days on the same basis as set forth above. If the review and approval process is not concluded (with Tenant having approved the construction drawings and specifications) on or before April 10, 2006, then such delay is a Tenant Delay until Tenant’s approval is received. After Tenant’s approval, Landlord will submit the construction drawings and specifications for permits and construction bids. Tenant will not withhold any approval except for reasonable cause and will not act in an arbitrary or capricious manner in connection with the review, revision, approval or disapproval of the construction drawings and specifications. If Tenant specifies any long lead time items that would delay Substantial Completion of the Tenant improvements, Landlord will promptly notify Tenant and Tenant will cooperate with Landlord to select a reasonable substitute.
     17.6 Changes to Construction Drawings and Specifications. Tenant will immediately notify Landlord if Tenant desires to make any changes to the Tenant Improvements after Tenant has approved the construction drawings and specifications. If Landlord approves the revisions, Landlord will notify Tenant of the anticipated additional cost and delay in completing the Tenant Improvements that would be caused by such revisions. Tenant will approve or disapprove the increased cost and delay within five Business Days after such notice. If Tenant approves, Landlord will prepare, and Landlord and Tenant will execute, a change order describing the revisions and the anticipated additional cost and delay. Any delay relating to a request for revisions or a change order is a Tenant Delay. If Landlord reasonably estimates that the change order will cause the cost of the Tenant Improvements to exceed the Improvement Allowance (or if the cost of the Tenant Improvements already exceeds the Improvement Allowance), Landlord may require Tenant to deposit such estimated additional cost with Landlord before the change order work is performed.
     17.7 Landlord’s Approval Rights. Landlord may withhold its approval of any space plan, construction drawings and specifications, change orders, or other work requested by Tenant which Landlord reasonably determines may require work which: (a) exceeds or adversely affects the structural integrity of the Building; (b) adversely affects, or exceeds Tenant’s pro rata capacity of, any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication or other systems of the Building: (c) will increase the cost of operation or maintenance of any of the systems of the Property; (d) does not conform to applicable building codes or is not approved by any governmental authority with jurisdiction over the Premises; (e) is not a building standard item or an item of equal or higher quality; (f)

may detrimentally affect the uniform appearance of the Property; or (g) is reasonably disapproved by Landlord for any other reason.
     17.8 Tenant’s Representative. Tenant designates Joel D. Cesario as the representative of Tenant having authority to approve the construction drawings and specifications, request or approve any change order, give and receive all notices, consents, approvals and directions regarding the Tenant Improvements, and to otherwise act for and bind Tenant in all matters relating to the Tenant Improvements.
     17.9 Substantial Completion. Landlord will use commercially reasonable efforts to achieve Substantial Completion of the Tenant Improvements on or before the Delivery Date. If Landlord is unable to achieve Substantial Completion on or before the Delivery Date for any reason, this Lease remains in full force and effect and Landlord is not liable to Tenant for any resulting loss or damage; provided, however, that Landlord will appropriately adjust the Commencement Date.
     17.10 Punch List. Not later than Substantial Completion, Landlord and Tenant will inspect the Premises and develop a “punch list” of any Tenant Improvement items which were either not properly completed or are in need of repair. Landlord will complete (or repair, as the case may be) the items listed on the punch list with commercially reasonable diligence and speed. If Tenant does not inspect the Premises with Landlord as reasonably requested by Landlord prior to or upon Substantial Completion, Tenant will be deemed to have accepted the Premises as delivered, subject to any punch list items Landlord develops and Tenant’s rights under Section 17.11.
     17.11 Construction Warranty. Landlord warrants the Tenant Improvements against defective workmanship and materials for a period of one year after Substantial Completion. Landlord’s sole obligation under this warranty is to repair or replace, as necessary, any defective item caused by poor workmanship or materials if Tenant delivers specific written notice of the defective item to Landlord within such one-year period. Landlord has no obligation to repair or replace any item after such one-year period expires. THIS EXPRESS WARRANTY IS GIVEN AS THE SOLE AND EXCLUSIVE RIGHT AND REMEDY OF TENANT FOR INCOMPLETE OR DEFECTIVE WORKMANSHIP OR MATERIALS OR OTHER DEFECTS IN THE PREMISES, AND AS ADDITIONAL CONSIDERATION FOR THIS WARRANTY TENANT HEREBY WAIVES AND RELEASES ALL OTHER CLAIMS AND CAUSES OF ACTION AGAINST LANDLORD AND ALL LANDLORD PARTIES BASED ON BREACH OF CONTRACT, TORT, BREACH OF WARRANTY OR OTHER RIGHTS OR CLAIMS, WHETHER EXPRESS OR IMPLIED, THAT MIGHT OTHERWISE BE AVAILABLE UNDER APPLICABLE LAW AS A CONSEQUENCE OF ANY DEFECTS ARISING OUT OF OR RELATING TO THE CONSTRUCTION OF THE BUILDING AND TENANT IMPROVEMENTS. ALL OTHER WARRANTIES ARE EXPRESSLY DISCLAIMED TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS.
     17.12 Tenant Finish Work. All finish work and decoration and other work desired by Tenant and not included within the Tenant Improvements to be performed by Landlord as set forth in the approved construction drawings and specifications (including specifically, without limitation, the design and installation of all computer systems, telephone systems, telecommunications systems, removable fixtures, furnishings, and equipment) will be designed, furnished and installed by Tenant at Tenant’s sole expense and will not be chargeable against the Improvement Allowance. Tenant will perform all such work in the same manner and following the same procedures as are provided in this Lease for Alterations. Landlord is under no obligation to perform, inspect, or supervise any such work, and Landlord shall have no liability or responsibility whatsoever therefor.
     17.13 Signs. Landlord will initially provide to Tenant (a) one building standard tenant identification sign adjacent to the entry door of the Premises and (b) one standard building directory listing; provided, however, that the cost of such signage will be charged against the improvement Allowance. The signs will conform to Landlord’s sign criteria.
ARTICLE 18
ADDITIONAL PROVISIONS
     18.1 Security Deposit. Concurrently with Tenant’s execution of this Lease, Tenant will deposit with Landlord the Security Deposit. If an Event of Default occurs, Landlord may use, apply or retain the whole or any part of the Security Deposit for the payment of any Rent due or any other sum which Landlord expends by reason of Tenant’s default. Tenant is not entitled to any interest on the Security Deposit. It is expressly agreed that the Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in the case of Tenant’s default. Upon application of all or any part of the Security Deposit, Tenant must upon demand restore the Security Deposit to its original amount. No application of the Security Deposit by Landlord will be deemed to have cured Tenant’s default. Tenant waives all provisions of Law, now or hereinafter in force, which restrict the amount or types of claim that a landlord may make upon a security deposit or imposes upon a landlord (or its successors) any obligation with respect to the handling or return of security deposits. The Security Deposit will be released to Tenant within 45 days of the surrender of the Premises to Landlord subject to any deductions made by Landlord pursuant to the terms of this Lease.
     18.2 Parking. During the Term of this Lease, Landlord licenses 13 covered Reserved Spaces and 22 Unreserved Spaces to Tenant. Unless otherwise notified by Landlord, Tenant will pay Landlord’s then-current fee for each such space as Additional Rent at the same time, place and manner as Basic

Rent. Landlord may change its parking charges at any time on not less than 30 days prior notice to Tenant, provided that Landlord will not change such parking charges during the initial Term. Initially, Landlord’s parking charges will be $35 per month for each covered Reserved Space and $0.00 per month for each Unreserved Space. Parking at the Property by Tenant is subject to the other provisions of this Lease, including without limitation the Property Rules. In no event will Landlord be liable for any loss, damage or theft of, to or from any vehicle at the Property.
     18.3 Expanded Development. Tenant acknowledges and agrees that the Building may be included within a larger, integrated real estate development including additional buildings and land. Landlord may elect, in Landlord’s sole discretion, to operate such larger or modified development as a unit and compute any Property Expenses under Article 3 accordingly. If Landlord does so, then Tenant’s Share of Property Expenses will be appropriately adjusted to compare the rentable area of the Premises to the total rentable area within such development for which expenses are included under Article 3. Nothing herein will be deemed to require Landlord to develop or construct any such additional buildings or to combine the Building with any other buildings.
     18.4 Access to Premises Prior to Substantial Completion. So long as such entry will not interfere with Landlord’s construction of the Tenant Improvements, Landlord will allow Tenant limited access to the Building 30 days prior to Substantial Completion to begin installing equipment, fixtures, furniture and cabling and/or to properly coordinate such work with the construction of the Tenant Improvements. Any such use of the Building is also subject to, and Tenant must comply with and observe, all applicable laws, all safety rules and procedures, and all other terms and conditions of this Lease. In no event may Tenant conduct business in the Building during such early access period.
     18.5 Exterior Building Signage. Provided Tenant is able to obtain all necessary Community, governmental and quasi-governmental approvals therefor, Tenant may, at Tenant’s expense, install a sign on the exterior of the Building displaying Tenant’s name. Tenant must pay all annual and other permit fees therefor, must pay all costs of maintenance thereof, must keep same in good condition, order and repair at its sole cost and expense, must remove same prior to the expiration or earlier termination of the Term, and must repair and restore any damage to the Building caused by such installation and/or removal. Any such sign and the display of Tenant’s name thereon will be subject to the terms of any restrictive covenants applicable thereto and all Laws, and will be subordinate to all building designation signs (if any). Such sign must conform to the comprehensive sign plan prepared by Landlord and approved by the Community. Tenant may not install such sign until it has obtained Landlord’s prior written approval as to the size, location, design and all other aspects thereof, including the conformance thereof to such comprehensive sign plan. When Tenant requests Landlord’s approval of such sign, Tenant will concurrently submit to Landlord the proposed fabrication drawings thereof which will be sufficiently detailed for Landlord to determine whether the sign complies with such comprehensive sign plan.
     18.6 Generator. Subject to obtaining (i) all necessary Community, governmental and quasi-governmental approvals therefor and (ii) Landlord’s prior written approval of the plans, specifications and manner of installation of same, Tenant shall be permitted to install one backup generator (the “Generator”) to serve the Premises at one of the locations identified on EXHIBIT “G” attached hereto. Tenant shall, at Tenant’s sole cost and expense, maintain and repair the Generator and keep same in good, operable condition and repair. Not less frequently than annually, Tenant will provide to Landlord copies of all current maintenance records and permits relating to the Generator. If Tenant fails to repair or maintain the Generator within five (5) days after written notice thereof from Landlord, then Landlord may, but is not obligated to, make any such maintenance or repair at Tenant’s sole cost and expense. Tenant agrees to reimburse Landlord for all costs incurred by Landlord in connection with the Generator as Additional Rent. Tenant’s installation and maintenance of the Generator must comply with all restrictive covenants applicable thereto and any and all applicable Laws, and must comply with all other provisions of this Lease. Tenant will be entitled to run the Generator to provide backup power during power outages. Any required periodic testing of the Generator will only be performed during hours other than Business Hours. If Landlord so requires, Tenant shall remove the Generator from the Property at the expiration or earlier termination of the Term, and Tenant must repair any and all damage to the Property and/or the Building resulting from such removal. Such removal and the repair of damage caused thereby shall be at Tenant’s sole cost and expense.
     18.7 Building Compliance. Landlord will use commercially reasonable efforts to complete Landlord’s construction of the Building and Premises in compliance with (a) the applicable building code; (b) the Americans with Disabilities Act of 1990 (“ADA”); and (c) other applicable Laws (including without limitation those Laws relating to asbestos, soil and ground water condition), in each case as such matters in (a)—(c) are enforced, interpreted and applied to the Property as of the Effective Date. Such compliance will be conclusively established by the issuance of all governmental permits necessary for the initial occupancy of the Building.
     18.8 Access to Premises. Subject to the terms of this Lease, Tenant and its employees and invitees may access the Premises and the parking areas after Business Hours in accordance with such rules and regulations as Landlord may reasonably prescribe from time to time for security purposes.
     18.9 Fuel Storage Tanks. if required for Tenant’s operation of the generator referenced in Section 18.6 of this Lease, Tenant, at its sole cost and expense, may install, operate, maintain and repair an underground or aboveground fuel storage tank (“Storage Tank”) in a location determined by Landlord in Landlord’s sole and absolute discretion, subject to the following conditions and obligations:
          18.9.1 Installation of the Storage Tank will be deemed an Alteration (as defined in Article 8) to the Premises and will be governed by the applicable provisions of this Lease relating to Alterations. Tenant will submit to Landlord, at least 20 days prior to the proposed installation date, (i) Tenant’s proposed plans and specifications relating to the installation, operation and use of the Storage Tank, and (ii) all other information required pursuant to Article 8 for such Alteration. Tenant may not commence any work to install a Storage Tank until it has received Landlord’s prior written approval of all such deliveries.
          18.9.2 Tenant will comply with Landlord’s reasonable directives and all Community, federal, state, and local Laws, regulations, rules and guidelines relating to the installation, operation, maintenance and repair of the Storage Tank, including, but not limited to (i) obtaining and maintaining, or causing to be obtained and maintained, all applicable permits required for the installation, operation, maintenance and repair of the Storage Tank (ii) implementing a Spill Prevention Control and Countermeasures Plan (as required by Community, federal, state, or local regulations) or best management practices plan (iii) providing evidence of financial responsibility or insurance covering the Storage Tank and (iv) maintaining and inspecting the Storage Tank and related equipment and keeping records related thereto. Upon Landlord’s request, Tenant will promptly provide Landlord with copies of all records relating to the installation, operation, maintenance and repair of the Storage Tank.
          18.9.3 If Community, federal, state or local Laws, rules or regulations require evidence of financial responsibility or insurance, Tenant will provide Landlord with a certificate of insurance naming Landlord as an additional insured under such policy, or other evidence of financial responsibility necessary for compliance.
          18.9.4 Tenant may not use the Storage Tank for any purpose other than the use specifically approved by Landlord and permitted under any applicable permit
          18.9.5 At any time within 30 days prior to and 30 days following the expiration or earlier termination of the Lease, Landlord may, at Tenant’s cost and expense, perform an environmental Investigation to determine whether a release has occurred. Prior to the expiration or earlier termination of the Lease, Tenant will, if Landlord requests, remove the Storage Tank in accordance with all applicable Laws and promptly repair any damage to the Premises or the Property caused by the installation, operation and removal of the Storage Tank, including any environmental remediation, all at Tenant’s sole cost and expense. Tenant must document the removal of a Storage Tank with a report prepared by a qualified consultant approved by Landlord, evidencing either no impact to soil and groundwater or that any impacted soil or groundwater has been remediated in a manner and to a level satisfactory to Landlord in its sole discretion.
          18.9.6 Tenant will immediately report to Landlord any spill or release and any citations or notices of violation and will provide Landlord with copies thereof. Such notification will not relieve Tenant from its obligations to notify governmental agencies. Any cleanup or remediation will be completed by Tenant in accordance with applicable law and in a manner and to a level satisfactory to Landlord in its sole discretion.
          18.9.7 This provision does not modify Tenant’s permitted use of the Premises, and does not relieve Tenant of any environmental liability under this Lease.
          18.9.8 Landlord may make periodic inspections to ensure regulatory compliance and the proper operation, maintenance and repair of the Storage Tank. Any costs incurred by Landlord in making inspections or other costs of compliance will be charged directly to Tenant.
          18.9.9 To the fullest extent allowable under law, Tenant (i) waives all claims it may have against Landlord arising out of or relating to damage to or destruction of the Storage Tank and (ii) will indemnify and defend (with counsel reasonably acceptable to Landlord) Landlord from and against all claims, actions, demands, liabilities, damages, costs, penalties, forfeitures, losses or expenses, including, without limitation, court costs, and reasonable attorneys fees incurred by Landlord in connection with the foregoing or in enforcing Tenant’s obligations under this Section 18.9, arising out of or relating to the Storage Tank, including, without limitation, the installation, operation, repair, maintenance, and removal of the Storage Tank.
ARTICLE 19
MISCELLANEOUS PROVISIONS
     19.1 Notices. All Notices must be in writing and must be sent by personal delivery, by United States registered or certified mail (postage prepaid), or by an independent overnight courier service, addressed to the addresses specified in the Basic Terms or at such other place as either party may designate to the other party by written notice given in accordance with this Section. Notices given by mail are deemed delivered within four Business Days after the party sending the Notice deposits the Notice with the United States Post Office. Notices delivered by courier are deemed delivered on the next Business Day after the day the party delivering the Notice timely deposits the Notice with the courier for overnight (next day) delivery.

     19.2 Transfer of Landlord’s Interest. If Landlord Transfers (other than for collateral security purposes) its ownership interest in the Premises, the transferor is automatically relieved of all obligations on the part of Landlord accruing under this Lease from and after the date of the Transfer, but only to the extent that (a) the transferee agrees in writing to assume such obligations, and (b) the transferor delivers or credits to the transferee any funds the transferor holds in which Tenant has an interest (such as a security deposit). Landlord’s covenants and obligations in this Lease bind each successive Landlord only during and with respect to its respective period of ownership. However, notwithstanding any such Transfer, each transferor and its respective “Landlord Parties” remain entitled to the benefits of Tenant’s releases and indemnity and insurance obligations (and similar obligations) under this Lease with respect to matters arising or accruing during such transferor’s period of ownership.
     19.3 Successors. Subject to the express provisions of this Lease, the covenants and agreements contained in this Lease bind and inure to the benefit of Landlord, its successors and assigns, bind Tenant and its successors and assigns and inure to the benefit of Tenant and its permitted successors and assigns.
     19.4 Captions and Interpretation. The captions of the articles and sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular includes the plural and the plural includes the singular.
     19.5 Relationship of Parties. This Lease does not create, between the parties to this Lease, the relationship of principal and agent, or of partnership or joint venture, or any other association or relationship, other than that of landlord and tenant.
     19.6 Entire Agreement; Amendment. The Basic Terms and all exhibits, addenda and schedules attached to this Lease are incorporated into and made a part of this Lease as though fully set forth in this Lease and together with this Lease contain the entire agreement between the parties with respect to the improvement and leasing of the Premises. All prior and contemporaneous negotiations, including, without limitation, any letters of intent or other proposals and any drafts and related correspondence, are merged into and superseded by this Lease. No subsequent alteration, amendment, change or addition to this Lease (other than to the Property Rules) is binding on Landlord or Tenant unless it is in writing and signed by the party against whom its enforcement is sought.
     19.7 Severability. If any covenant, condition, provision, term or agreement of this Lease is, to any extent, held invalid or unenforceable, the remaining portion thereof and all other covenants, conditions, provisions, terms and agreements of this Lease will not be affected by such holding, and will remain valid and in force to the fullest extent permitted by law.
     19.8 Landlord’s Limited Liability. Tenant will look solely to Landlord’s interest in the Property for recovering any judgment or collecting any obligation from Landlord or any other Landlord Party. Tenant agrees that neither Landlord nor any other Landlord Party will be personally liable for any judgment or deficiency decree. In no event is Landlord or any Landlord Party liable to Tenant or any other person for consequential, indirect, special or punitive damages.
     19.9 Survival. All of Tenant’s obligations under this Lease accruing prior to expiration or other termination of this Lease, or which this Lease contemplates are to survive termination, will survive the expiration or other termination of this Lease until fully paid and/or performed by Tenant. Interest on surviving payment obligations will continue to accrue at the rates stated in this Lease until fully paid. Further, all of Tenant’s releases and indemnification, defense and hold harmless obligations under this Lease survive the expiration or other termination of this Lease until any possible Claims to which the same might apply have been absolutely barred by all applicable statutes of limitation.
     19.10 Attorneys’ Fees. If either Landlord or Tenant commences any litigation or judicial action to determine or enforce any of the provisions of this Lease, the prevailing party in any such litigation or judicial action is entitled to recover all of its costs and expenses (including, but not limited to, reasonable attorneys’ fees, costs and expenditures) from the non-prevailing party.
     19.11 Brokers. Landlord and Tenant each represents and warrants to the other that it has not had any dealings with any realtors, brokers, finders or agents in connection with this Lease (except as may be specifically set forth herein) and each releases and agrees to indemnify the other from and against any Claims based on the failure or alleged failure to pay any realtors, brokers, finders or agents (other than any brokers specified herein) and from any cost, expense or liability for any compensation, commission or charges claimed by any realtors, brokers, finders or agents (other than any brokers specified herein) claiming by, through or on behalf of it with respect to this Lease or the negotiation of this Lease. Landlord will pay any brokers named in the Basic Terms in accordance with the applicable listing agreement executed by Landlord for the Property.
     19.12 Chance Events. To the fullest extent allowable under the Laws, but subject to the last sentence of this Section 19.12, Tenant agrees that the Landlord Parties are not liable to Tenant for, and Tenant releases the Landlord Parties from and waives, any and all Claims resulting or arising, directly or indirectly, from (a) any breakage, defect, insufficiency, inadequacy, malfunction, interruption, failure, breakdown or similar problem in the Premises or on the Property; or (b) any occurrence, event, situation, activity, injury, emergency, condition or happening whatsoever at the Property, regardless of the cause

(including, without limitation, any (i) act, omission, negligence, fault or misconduct of other tenants or occupants of, or visitors to, the Property; (ii) Force Majeure; or (iii) other cause or reason whatsoever) and regardless whether insured or insurable. Nothing in this Section, however, relieves Landlord from any liability to Tenant (A) for the breach of any obligation of Landlord which is expressly set forth in this Lease; or (B) with respect to any remedy of Tenant which is expressly set forth in this Lease.
     19.13 Governing Law. This Lease is governed by, and must be interpreted under, the internal laws of the state in which the Property is located. Any suit against Landlord or Tenant relating to this Lease must be brought in the county in which the Property is located or, if the suit is brought in federal court, in any federal court appropriate for suits arising in such county; Landlord and Tenant waive the right to bring suit against each other elsewhere. The parties acknowledge and agree that the Premises are located on federal Indian trust lands within the territorial jurisdiction of the Salt River Pima-Maricopa Indian Community and, notwithstanding the foregoing provisions of this Section 19.13, as between Tenant and the Community and/or the Master Lessor, disputes under this Lease shall be governed pursuant to the provisions of the Ground Lease.
     19.14 Time is of the Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
     19.15 Joint and Several Liability. All parties signing this Lease as Tenant and any Guarantor(s) of this Lease are jointly and severally liable for performing all of Tenant’s obligations under this Lease.
     19.16 Independent Obligations. Except for any right of offset or abatement which may be expressly and specifically set forth in this Lease, Tenant’s covenants and obligations to pay Rent are independent from any of Landlord’s covenants, obligations, warranties or representations in this Lease.
     19.17 Tenant’s Organization Documents; Authority. If Tenant is an entity, Tenant will, within 10 days after Landlord’s written request, deliver to Landlord: (a) Certificate(s) of Good Standing from the state of formation of Tenant and, if different, the State, confirming that Tenant is in good standing under the laws governing formation and qualification to transact business in such state(s); and (b) a copy of Tenant’s organizational documents and any amendments or modifications thereof, certified as true, correct and complete by an appropriate official of Tenant. Tenant and each individual signing this Lease on behalf of Tenant represents and warrants that they are duly authorized to sign on behalf of and to bind Tenant and that this Lease is a duly authorized, binding and enforceable obligation of Tenant.
     19.18 Force Majeure. If either party is delayed in or prevented from performing any obligation under this Lease (excluding, however, the payment of money) by reason of Force Majeure, such party’s performance of such obligation will be excused for a period equal to the period of delay actually caused by the Force Majeure event. In no event will the occurrence of any event of Force Majeure excuse or suspend any of Tenant’s obligations to pay Rent under this Lease after the Commencement Date has occurred.
     19.19 Management. Property Manager is authorized to manage the Property. Landlord appointed Property Manager to act as Landlord’s agent for leasing, managing and operating the Property. The Property Manager then serving is authorized to take actions and give notices and demands under this Lease on Landlord’s behalf.
     19.20 Financial Statements. Tenant will, prior to Tenant’s execution of this Lease and within 10 days after Landlord’s request at any time during the Term, deliver to Landlord complete, accurate and up-to-date financial statements with respect to Tenant and any Guarantor(s) or other parties obligated upon this Lease, which financial statements must be (a) prepared according to generally accepted accounting principles consistently applied, and (b) certified by an independent certified public accountant or by Tenant’s (or Guarantor’s, as the case may be) chief financial officer that the same are a true, complete and correct statement of Tenant’s (or Guarantor’s) financial condition as of the date of such financial statements.
     19.21 No Recording. Tenant will not record this Lease or any memorandum of this Lease.
     19.22 Nondisclosure of Lease Terms. The terms and conditions of this Lease constitute proprietary information of Landlord that Tenant will keep confidential. Tenant’s disclosure of the terms and conditions of this Lease could adversely affect Landlord’s ability to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant will not, directly or indirectly, disclose the terms and conditions of this Lease to any other tenant or prospective tenant of the Property or to any other person or entity other than Tenant’s employees and agents who have a legitimate need to know such information (and who will also keep the same in confidence) unless, and only to the extent, any such disclosure is required by law or appropriate judicial order.
     19.23 Construction of Lease and Terms. The terms and provisions of this Lease are the result of negotiations between Landlord and Tenant, each of which are sophisticated parties and each of which has been represented or been given the opportunity to be represented by legal counsel and/or Other advisors of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Lease are to be interpreted and construed in accordance with their usual and customary meanings, and Landlord and

Tenant each waive the application of any rule of law that ambiguous or conflicting terms or provisions are to be interpreted or construed against the party who drafted the same. Landlord’s submission of this instrument to Tenant in draft or final form for examination or signature does not constitute any reservation of, or agreement or option to lease, the Premises. When executed by Tenant and delivered to Landlord, this Lease will be construed as an offer from Tenant to lease the Premises on the terms set forth in this Lease. Tenant’s offer to lease may be accepted, and a binding agreement between Tenant and Landlord created, only by Landlord’s execution of this Lease and delivery of the fully-executed Lease to Tenant. Once so delivered by Landlord, this Lease shall be deemed effective as of the Effective Date.
[SIGNATURE PAGE FOLLOWS]

     Landlord and Tenant have each caused this Lease to be executed and delivered by their duly authorized representatives.

LANDLORD:

Effective Date: April 12, 2006 (to be completed by Landlord)	PC 101, INC., a Delaware corporation

By	/s/ JOHN W. GREER
	Name:	JOHN W. GREER
	Title:	VICE PRESIDENT

TENANT: SXC HEALTH SOLUTIONS, INC., a Texas corporation
By	/s/ JEFF PACK
	Name:	JEFF PACK
	Title:	SVP CFO

EXHIBIT “A”
DEFINITIONS
“Additional Building” means those buildings owned by Landlord at the time in question or its Affiliate, other than the Building, within the Pima Center development located at the northwest corner of Via de Ventura Boulevard and Loop 101 Pima Freeway in Scottsdale, Arizona.
“Additional Rent” means any charge, fee or expense (other than Basic Rent) payable by Tenant under this Lease, however denoted.
“Affiliate” means, with respect to any person or entity, any other person or entity that, directly or indirectly, controls, is controlled by or is under common control with such person or entity. For purposes of this definition, “control” means possessing the power to direct or cause the direction of the management and policies of the entity by the ownership of a majority of the voting securities of the entity.
“Alteration” means any change, alteration, addition or improvement to the Premises or Property.
“Bankruptcy Code” means the United States Bankruptcy Code as the same now exists and as the same may be amended, including any and all rules and regulations issued pursuant to or in connection with the United States Bankruptcy Code now in force or in effect after the Effective Date.
“Basic Rent” means the basic rent payable by Tenant under this Lease, initially in the amounts specified in the Basic Terms.
“Basic Terms” means the terms of this Lease identified as the “Basic Terms” located before Article 1 of this Lease.
“Building” means that certain office building now existing on the Land.
“Business Days” means any day other than Saturday, Sunday or a legal holiday in the state in which the Property is located.
“Business Hours” means Monday through Friday from 7:00 a.m. to 6:00 p.m. and on Saturdays from 8:00 a.m. to 1:00 p.m., excluding holidays.
“Casualty” means any physical loss, destruction or damage to property which is caused by fire, windstorm, hail, lightning, vandalism, theft, explosion, collision, accident, flood, earthquake, collapse, or any other peril (including, without limitation, malfunctions or failures of equipment, machinery, sprinkling devices, or air conditioning, heating or ventilation apparatus; occurrences or presence of water, snow, frost, steam, gas, sewage, sewer backup, odors, noise, hail or excessive heat or cold; broken or falling plaster, ceiling tiles, fixtures or signs; broken glass; or the bursting or leaking of pipes or plumbing fixtures). “Casualty” does not include (a) any waste or excessive or unreasonable wear and tear, or (b) any loss, destruction or damage arising or resulting from the placement, disposal or release of Hazardous Materials in, on, under, about or from the Property by either Landlord or Tenant.
“Certificate of Occupancy” means a certificate of occupancy, governmental sign-off or other document, permit or approval (whether conditional, unconditional, temporary or permanent) which must be obtained by Landlord from the appropriate governmental or quasi-governmental authority as a condition to the lawful initial occupancy by Tenant of the Premises.
“Claims” means all claims, actions, demands, liabilities, damages, costs, penalties, forfeitures, losses or expenses including, without limitation, reasonable attorneys’ fees and the costs and expenses of enforcing any obligation under this Lease.
“Commencement Date” means the earlier of (a) Substantial Completion of the Tenant Improvements, (b) the date Tenant commences business operations in the Premises, or (c) the date Substantial Completion of the Tenant Improvements would have occurred but for Tenant Delay.
“Common Area” means parking areas, driveways, sidewalks, landscaped areas, shared entry lobbies and corridors, shared restrooms, and such other areas (outside of the Premises) that Landlord may designate from time to time as common areas of the Property.
“Community” means the Salt River Pima-Maricopa Indian Community.
“Condemning Authority” means any person or entity with a statutory or other power of eminent domain.
“Contractor” means Opus West Construction Corporation, a Minnesota corporation.
“Delivery Date” means the target date for Landlord’s delivery of the Premises to Tenant, which initially is the delivery date specified in the Basic Terms.
“Declaration” means that certain Declaration of Easements, Covenants, Conditions and Restrictions executed by the Master Lessor and Pima Freeway Commerce Center, L.L.C., a Delaware limited liability company, recorded September 26, 2003 as Instrument No. 20031354273 in the office of the County Recorder of Maricopa County, Arizona, as the same may now or hereafter be amended.
“Effective Date” means the date set forth as such by Landlord when Landlord executes this Lease, as indicated on the signature page.
“Event of Default” means the occurrence of any of the events specified in Section 14.1 of this Lease, or the occurrence of any other event that this Lease expressly labels as an “Event of Default”.
“Floor Plan” means the floor plan attached to this Lease as EXHIBIT “C”.
“Force Majeure” means acts of God; strikes; lockouts; labor troubles; inability to procure materials; acts of war; terrorist actions; inclement weather; governmental laws or regulations; Casualty; orders or directives of any legislative, administrative, or judicial body or any governmental department; inability to obtain any licenses, permissions or authorities (despite commercially reasonable pursuit of such licenses, permissions or authorities); and other similar or dissimilar causes beyond Landlord’s reasonable control.
“Ground Lease” means that certain Substitute Business Lease 8-040-IV dated July 19, 2004 by and between the Master Lessor and MS-PFA 4, LLC, a Delaware limited liability company.
“Guarantor” means any person or entity at any time providing a guaranty of all or any part of Tenant’s obligations under this Lease.
“Hazardous Materials” means any of the following, in any amount: (a) any petroleum or petroleum product, asbestos in any form, urea formaldehyde and polychlorinated biphenyls; (b) any radioactive substance; (c) any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound; and (d) any chemicals, materials or substances, whether solid, liquid or gas, defined as or included in the definitions of “hazardous substances,” “hazardous wastes,” “Hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “solid waste,” or words of similar import in any federal, state, Community or local statute, law, ordinance or regulation now existing or existing on or after the Effective Date as the same may be interpreted by government offices and agencies, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) oil or any petroleum products or fractions thereof, (iii) asbestos, (iv) polychlorinated biphenyls, (v) flammable explosives, (vi) urea formaldehyde, (vii) radioactive materials and waste, and (viii) infectious waste. It is the intent of the parties hereto to construe the term “Hazardous Materials” in its broadest sense.
“Hazardous Materials Laws” means any federal, state, Community or local laws, ordinances, codes, statutes, regulations, administrative rules, policies and orders, and other authority, existing now or in the future, which classify, regulate, list or define Hazardous Materials.
“Improvement Allowance” means the amount specified in the Basic Terms to be applied to the costs of designing and installing the Tenant Improvements pursuant to the terms of Article 17.
“Land” means that certain real property legally described on the attached EXHIBIT “B”.
“Landlord” means only the ground sublessee of the Property pursuant to the Sublease at the time in question.
“Landlord Parties” means Landlord, Property Manager, their Affiliates, and their respective officers, directors, partners, shareholders, members and employees.
“Landlord’s Personal Property” means any trade fixtures, inventory, equipment, vehicles, or other personal property of any type or kind located at or about the Property which is owned or leased by, or is otherwise under the care, custody or control of, Landlord or its agents, employees, contractors, or invitees.
“Landowner Parties” means Master Lessor, the Community and all of their respective officers, directors, employees, attorneys, agents and their successors and assigns.
“Laws” means any law, regulation, rule, order, statute or ordinance of any governmental or private entity including, without limitation, the Community, in effect on or after the Effective Date and applicable to the Property or the use or occupancy of the Property, including, without limitation, Hazardous Materials Laws, Property Rules and Permitted Encumbrances.
“Lease” means this Multi-Tenant Lease Agreement, as the same may be amended or modified after the Effective Date.
“Major Alterations” means Alterations involving any modifications to (a) the structural, mechanical, electrical, plumbing, fire/life safety or heating, ventilating and air conditioning systems of the Building, or (b) any portion of the Property outside of the interior of the Premises.
“Master Lessor” means certain allotted owners of land within the Community as the same are identified on Exhibit C-3 in the Ground Lease.

“Maximum Rate” means interest at a rate equal to the lesser of (a) 10% per annum, or (b) the maximum interest rate permitted by law.
“Mortgage” means any mortgage, deed of trust, security interest or other security document of like nature that at any time may encumber all or any part of the Property and any replacements, renewals, amendments, modifications, extensions or refinancings thereof, and each advance (including future advances) made under any such instrument.
“Net Rent” means all Rent Landlord actually receives from any reletting of all or any part of the Premises, after first deducting the Re-entry Costs and any other amounts owed by Tenant to Landlord.
“Notices” means all notices, deliveries, demands or requests that may be or are required to be given, provided, demanded or requested by either party to the other as provided in this Lease, excluding communications by Landlord regarding the Tenant Improvements which are made to the “tenant representative” appointed by Tenant under Article 17.
“Operating Expenses” means, subject to the exclusions listed below, all costs, expenses and charges which Landlord pays or incurs in connection with owning, managing, maintaining, repairing and operating the Property, as reasonably determined by Landlord, including without limitation all related to the following: (a) insurance premiums and deductible amounts under any insurance policy; (b) steam, electricity, water, sewer, gas, telephone, cable and other utility charges; (c) lawn care and landscaping; (d) re-painting, re-striping, seal-coating, cleaning, sweeping, patching and repairing parking areas and other paved surfaces serving the Building; (e) snow removal; (f) maintenance and repair of the Building and Common Areas; (g) janitorial services, window washing, cleaning, rubbish removal and other services provided to the Property; (h) property association fees, dues and assessments and all payments under any Permitted Encumbrance (except Mortgages) affecting the Property; (i) wages, benefits and other related costs and expenses payable to and associated with persons at the level of manager and below whose duties are connected with managing, maintaining, repairing and operating the Property (but only for the portion of such persons’ time allocable to the Property); (j) uniforms, supplies, materials and equipment used in connection with managing, maintaining, repairing and operating the Property; (k) replacements required for the normal maintenance, repair and operation of the Property; (I) reasonable management fees and the costs (including rental) of maintaining a building or management office in the Building; (m) capital improvements installed by Landlord (i) to comply with changes in Laws or the interpretation or enforcement thereof occurring after the Effective Date, or (ii) with a reasonable expectation of reducing energy costs or other Operating Expenses; provided that in computing Operating Expenses Landlord will amortize the cost of such capital improvements (including reasonable charges for interest on the unamortized amount) over the shorter of (A) their useful life (as reasonably determined by Landlord), and (B) five years; (n) costs, expenses and charges incurred by Landlord in connection with public sidewalks, walkways, rights of way or other public facilities, or any easements or other appurtenances to the Property; (o) security and access control equipment and services; and (p) such other costs, expenses and charges as may ordinarily be incurred in connection with managing, maintaining, repairing and operating an office building project similar to the Property.
     Operating Expenses do not include the following: (aa) the cost of capital improvements to the Property, except as provided in clause (m) above; (bb) marketing costs, leasing commissions and tenant expenses Landlord incurs in connection with leasing or procuring tenants or renovating space for new or existing tenants; (cc) legal expenses incident to Landlord’s enforcement of any lease; (dd) interest or principal payments on any Mortgage of Landlord (except as allowed under clause (m) above); (ee) any expense for which Landlord is directly reimbursed by another tenant other than as an Operating Expense; (ff) the cost of any repairs, restoration or other work for which Landlord is directly reimbursed by insurance proceeds or Taking awards; (gg) any amount paid for products or services to an entity that is an Affiliate of Landlord, but only if and to the extent such amount exceeds the fair market value of such services and products; (hh) the costs of any utilities which are separately metered to the Premises or to another tenant’s premises; (ii) any fines or penalties imposed on Landlord for failing to timely perform its obligations under this Lease; (jj) salaries of employees not related to the management, operation, repair or maintenance of the Property; (kk) any ground rent payable under any ground lease now or hereafter affecting the Property; (II) any bad debt loss, rental loss, or reserves for bad debts or rental loss; (mm) costs (other than the cost of routine maintenance and monitoring) of remediation of Hazardous Materials which are in or on the Property as of the Effective Date and which are classified as Hazardous Materials under Laws in effect as of the Effective Date; or (nn) any costs which would allow Landlord a “double recovery” of any other costs for which Landlord is directly reimbursed other than as an Operating Expense.
“Permitted Encumbrances” means all easements, declarations, encumbrances, covenants, conditions, reservations, restrictions and other matters now or after the Effective Date affecting title to the Property, including, without limitation, the Ground Lease, the Pima II Declaration, the Sublease and the Declaration.
“Pima II Declaration” means that certain Declaration of Covenants, Conditions and Restrictions and Grant of Easements for Opus Pima Center Phase II recorded in the office of the County Recorder of Maricopa County, Arizona, as Instrument Number 2051902427, as the same may now or hereafter be amended.
“Premises” means that certain space situated in the Building shown and designated on the Floor Plan and described in the Basic Terms.

“Property” means, collectively, the Land, Building and all other improvements on the Land.
“Property Expenses” means the total amount of Property Taxes and Operating Expenses due and payable with respect to the Property during any calendar year of the Term, as the same may be adjusted pursuant to Section 3.6 of this Lease.
“Property Manager” means the property manager named in the Basic Terms or any successor property manager Landlord may appoint from time to time to manage the Property.
“Property Rules” means those certain rules attached to this Lease as EXHIBIT “E,” as Landlord may amend the same from time to time.
“Property Taxes” means any general real property tax, improvement tax, assessment, special assessment, reassessment, commercial rental tax, in lieu tax, levy, charge, penalty or similar imposition imposed by any authority having the direct or indirect power to tax, including but not limited to, (a) any city, county, state, federal or Community entity, (b) any school, agricultural, lighting, drainage or other improvement or special assessment district, (c) any governmental agency, or (d) any private entity having the authority to assess the Property under any of the Permitted Encumbrances. The term “Property Taxes” includes all charges or burdens of every kind and nature Landlord incurs in connection with using, occupying, owning, operating, leasing or possessing the Property, without particularizing by any known name and whether any of the foregoing are general, special, ordinary, extraordinary, foreseen or unforeseen; any tax or charge for fire protection, street lighting, streets, sidewalks, road maintenance, refuse, sewer, water or other services provided to the Property. The term “Property Taxes” does not include Landlord’s state or federal income, franchise, estate or inheritance taxes. If Landlord is entitled to pay, and elects to pay, any of the above listed assessments or charges in installments over a period of two or more calendar years, then only such installments of the assessments or charges (including interest thereon) as are actually paid in a calendar year will be included within the term “Property Taxes” for such calendar year.
“Re-entry Costs” means all costs and expenses Landlord incurs re-entering or reletting all or any part of the Premises after an Event of Default, including, without limitation, all costs and expenses Landlord incurs (a) maintaining or preserving the Premises; (b) recovering possession of the Premises, removing persons and property from the Premises and storing such property (including court costs and reasonable attorneys’ fees); (c) renovating or altering the Premises; and/or (d) reletting the Premises (including without limitation real estate commissions, advertising expenses and similar expenses paid or payable in connection with reletting all or any part of the Premises). “Re-entry Costs” also includes the value of free rent and other concessions Landlord gives in connection with re-entering or reletting all or any part of the Premises.
“Rent” means, collectively, Basic Rent and Additional Rent
“Rent Tax” means any tax or excise on rents, all other sums and charges required to be paid by Tenant under this Lease, and gross receipts tax, transaction privilege tax or other tax, however described, which is levied or assessed by the United States of America, the Community, the state in which the Building is located or any city, municipality or political subdivision thereof, against Landlord in respect to the Basic Rent, Additional Rent or other charges payable under this Lease or as a result of Landlord’s receipt of such rents or other charges accruing under this Lease; provided, that “Rent Tax” does not include any federal, state or local income tax or other tax, however denominated, which is applied to or measured by the net income of Landlord.
“Reserved Spaces” means vehicular parking spaces located in the parking facilities provided for the Building which are designated for the exclusive use of a specific tenant, as the same may be relocated or redesignated from time to time by Landlord.
“Security Deposit” means the security deposit to be provided to Landlord in the amount set forth in the Basic Terms.
“Substantial Completion” means either (a) the date a Certificate of Occupancy (or all approvals required for the issuance thereof) is obtained for the Premises, or (b) if a Certificate of Occupancy is not required as a condition to Tenant’s lawful occupancy of the Premises, the date that the Tenant Improvements are substantially completed (subject to punch list items), as confirmed in writing by Landlord’s architect; provided that if either (a) or (b) is delayed or prevented because of work Tenant is responsible for performing in the Premises, “Substantial Completion” means the date that all of Landlord’s work which is necessary for either (a) or (b) to occur has been performed (subject to punch list items) and Landlord has made the Premises available to Tenant for the performance of Tenant’s work.
“Sublease” means that certain Ground Sublease dated July 19, 2004 by and between MS-PFA ___, LLC, a Delaware limited liability company, and Landlord.
“Supplemental Equipment” means any of the following items that, in each case; are (a) installed within the Premises by Tenant or at Tenant’s request, (b) serve only the Premises, and (c) are not included by Landlord in the building standard systems, fixtures and equipment of the Building: (i) any supplemental or specialty electrical, mechanical, plumbing, heating, ventilation or air conditioning systems, fixtures or equipment; (ii) any supplemental or specialty fire, life, safety or security systems, fixtures or equipment; or (iii) any video, audio, communications or computer systems, fixtures or equipment (including cabling).
“Taking” means the exercise by a Condemning Authority of its power of eminent domain on all or any part of the Property, either by accepting a deed in lieu of condemnation or by any other manner.
“Tenant” means the tenant identified in this Lease and such tenant’s permitted successors and assigns. In any provision relating to the conduct, acts or omissions of “Tenant,” the term “Tenant” includes the tenant identified in this Lease and such tenant’s agents, employees, contractors, invitees, successors, assigns and others using the Premises or on the Property with Tenant’s express or implied permission.
“Tenant Delay” means any delay caused or contributed to by Tenant, including, without limitation, with respect to the Tenant Improvements, Tenant’s failure to timely prepare or approve a space plan for the Tenant Improvements, Tenant’s failure to timely prepare or approve construction drawings and specifications, and any delay from any revisions Tenant proposes to the approved construction drawings and specifications. A Tenant Delay excuses Landlord’s performance of any obligation related thereto for a period equal to (a) the duration of the act, occurrence or omission that constitutes the Tenant Delay, or (b) if longer, the period of delay actually caused by such Tenant Delay.
“Tenant Improvements” means the initial improvements to the Premises that are designed and installed as provided in Article 17.
“Tenant Parties” means the tenant identified in this Lease, it’s Affiliates, and their respective officers, directors, partners, shareholders, members and employees.
“Tenant’s Personal Property” means any trade fixtures, inventory, equipment, vehicles, or other personal property of any type or kind located at or about the Property which is owned or leased by, or is otherwise under the care, custody or control of, Tenant or its agents, employees, contractors, or invitees.
“Tenant’s Share of Property Expenses” means the product obtained by multiplying the amount of Property Expenses for the period in question by Tenant’s Share of Property Expenses Percentage.
“Tenant’s Share of Property Expenses Percentage” means the percentage computed by (a) dividing the rentable square feet of the Premises by the total rentable square feet of the Building and (b) multiplying the quotient by 100.
“Term” means the initial term of this Lease specified in the Basic Terms and, if applicable, any exercised extension period then in effect.
“Transfer” means an assignment, mortgage, pledge, transfer, sublease, license or other encumbrance or conveyance (voluntarily, by operation of law or otherwise) of this Lease or the Premises or any right, title or interest in or created by this Lease or the Premises. The term “Transfer” also includes any assignment, mortgage, pledge, transfer or other encumbering or disposal (voluntarily, by operation of law or otherwise) of any ownership interest in Tenant or any Guarantor that results or could result in a change of control of Tenant or any Guarantor.
“Unreserved Spaces” mean vehicular parking spaces located in the parking facilities provided for the Building which are not designated for the exclusive use of a specific tenant or for use by visitors to the Property, as the same may be relocated or redesignated from time to time by Landlord.

EXHIBIT “B”
LEGAL DESCRIPTION OF THE LAND
Parcel 4
A portion of Section 31, Township 3 North, Range 5 East of the Gila and Salt River Meridian, Maricopa County, Arizona, more particularly described as follows:
COMMENCING at a GLO cap at the North Quarter corner of said Section 31; thence S00001’13”E (an assumed bearing), along the East line of the Northwest Quarter of said Section 31, for a distance of 2638.99 feet to a Brass Cap at the Center of said Section 31; thence N89048’40”W, along the South line of the Northwest Quarter of said Section 31, for a distance of 1700.85 feet; thence S00006’49”W for a distance of 786.45 feet; thence WEST for a distance of 231.27 feet to the POINT OF BEGINNING;
Thence SOUTH for a distance of 673.50 feet; thence WEST for a distance of 206.37 feet; thence NORTH for a distance of 673.50 feet; thence EAST for a distance of 206.37 feet to the POINT OF BEGINNING.
A gross and net area containing 3.1908 acres, more or less.

B-1

EXHIBIT “C”
FLOOR PLAN

C-1

EXHIBIT “D”
COMMENCEMENT DATE MEMORANDUM
     THIS MEMORANDUM is made and entered into as of                                         , 200__ by and between PC 101, INC., a Delaware corporation, as Landlord, and SXC HEALTH SOLUTIONS, INC., a Texas corporation, as Tenant.
RECITALS:
     A. Landlord and Tenant are parties to a certain Office Lease Agreement dated as of                                         , 200__ (“Lease”), relating to certain premises (“Premises”) located in the building commonly known as “Opus Pima Center II”, located at the northwest corner of Via de Ventura Boulevard and Loop 101 Pima Freeway in Scottsdale, Arizona (“Building”).
     B. All capitalized terms not otherwise defined in this Memorandum have the meanings given them in the Lease.
     C. Landlord and Tenant desire to confirm certain facts regarding the Lease, including the Commencement Date, the size of the Premises and Building, the monthly Basic Rent installment amounts, and the date the initial Term of the Lease expires and the notice date(s) and expiration date(s) of any extension periods provided to Tenant under the Lease.
ACKNOWLEDGMENTS:
     Pursuant to Section 1.2 of the Lease and in consideration of the facts set forth in the Recitals, Landlord and Tenant acknowledge and agree as follows:
     1. The Commencement Date under the Lease is                                         .
     2. The Premises contains                      rentable square feet and                      usable square feet.
     3. The Building contains                      rentable square feet.
     4. Monthly installments of Basic Rent:

Months	Basic Rent

$
$
$
     5. Initial Tenant’s Share of Property Expenses Percentage:                     %.
     6. The initial Term of the Lease expires on [                                        ], unless the Lease is sooner terminated in accordance with the terms and conditions of the Lease.
     7. Tenant must exercise its right to extend the Term, if at all, by notifying Landlord no later than                                         , subject to the conditions and limitations set forth in the Lease.]
     8. If so extended, the Term will expire on                                         , unless the Lease is sooner terminated in accordance with the terms and conditions of the Lease.
     Landlord and Tenant have each caused this Memorandum to be executed and delivered by their duly authorized representatives as of the day and date first written above. This Memorandum may be executed in counterparts, each of which is an original and all of which constitute one instrument.

LANDLORD: PC 101, INC., a Delaware corporation
By:
Name:
Title:

TENANT: SXC HEALTH SOLUTIONS, INC., a Texas corporation
By:
Name:
Title:

D-1

EXHIBIT “E”
PROPERTY RULES
     The following Properly Rules apply to and govern Tenant’s use of the Premises and Property. Capitalized terms have the meanings given in the Lease, of which these Property Rules are a part. Tenant is responsible for all Claims arising from any violation of the Property Rules by Tenant.
     1. No awning or other projection may be attached to the outside walls of the Premises or Property. No curtains, blinds, shades or screens visible from the exterior of the Premises may be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. Such curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in a manner, approved by Landlord in writing.
     2. No sign, lettering, picture, notice or advertisement which is visible from the exterior of the Premises or Property may be installed on or in the Premises without Landlord’s prior written consent, and then only in such manner, character and style as Landlord may have approved in writing.
     3. Tenant will not obstruct sidewalks, entrances, passages, corridors, vestibules, halls, or stairways in and about the Property that are used in common with other tenants or any other portion of the Common Area. Tenant will not place objects against glass partitions or doors or windows that would be unsightly from any of the corridors of the Property or from the exterior of the Property and will promptly remove any such objects upon notice from Landlord.
     4. Tenant will not create or allow obnoxious or harmful fumes, odors, smoke or other discharges that may be offensive to the other occupants of the Property or neighboring properties, or otherwise create any nuisance.
     5. The Premises shall not be used for cooking (as opposed to heating of food), lodging, sleeping or for any immoral or illegal purpose.
     6. Tenant will not make excessive noises, cause disturbances or vibrations or use or operate any electrical or mechanical devices or other equipment that emit excessive sound or other waves or disturbances or which may be offensive to the other occupants of the Property, or that may unreasonably interfere with the operation of any device, equipment, computer, video, radio, television broadcasting or reception from or within the Property or elsewhere, or otherwise use any apparatus or device in or about the Premises that causes substantial noise, odor or vibration.
     7. Machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.
     8. No dog or other animal or bird is allowed in the Property, except for animals assisting the disabled.
     9. Tenant will not waste electricity, water or air conditioning and will cooperate with Landlord to ensure the most effective operation of the Property’s heating, air conditioning, ventilation and utility systems. Tenant will not use any method of heating or air conditioning (including without limitation fans or space heaters) other than that supplied by Landlord or approved in writing. Tenant will not connect any apparatus or device to electrical current or water except through the electrical and water outlets installed by Landlord in the Premises.
     10. Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping valuable items locked up and doors locked and other means of entry to the Premises closed and secured after Business Hours and at other times the Premises is not in use.
     11. No additional locks or similar devices shall be attached to any door or window and no keys other than those provided by Landlord shall be made for any door. If more than two keys for one lock are desired by the Tenant, Landlord will provide the same upon payment by the Tenant. Upon termination of this Lease or of Tenant’s possession, Tenant will surrender all keys of the Premises and shall explain to Landlord all combination locks on safes, cabinets and vaults.
     12. Tenant will not bring into the Property inflammables, such as gasoline, kerosene, naphtha and benzine, or explosives or any other article of intrinsically dangerous nature.
     13. Tenant shall not bring any bicycles or other vehicles of any kind into the Building, except for appropriate vehicles necessary for assisting the disabled.
     14. If any carpeting or other flooring is installed by Tenant using an adhesive, such adhesive will be an odorless, releasable adhesive.
     15. If Tenant requires telegraphic, telephonic, security alarm, satellite dishes, antennae or similar services, Tenant shall first obtain Landlord’s written approval, and comply with Landlord’s instructions in their installation.

     16. The water and wash closets, drinking fountains and other plumbing fixtures will not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, coffee grounds or other substances shall be thrown therein.
     17. Tenant will not overload any utilities serving the Premises.
     18. All loading, unloading, receiving or delivery of goods, supplies, furniture or other items will be made only through entryways provided for such purposes. Deliveries during normal office hours shall be limited to normal office supplies and other small items. No deliveries shall be made which impede or interfere with other tenants or the operation of the Building. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the passenger elevators except between such hours and in such elevators as may be designated by Landlord.
     19. Tenant’s initial move in and subsequent deliveries of heavy or bulky items such as furniture, safes and similar items shall be made only outside of Business Hours and only in such manner as shall be prescribed in writing by Landlord. Landlord will in all cases have the right to specify the proper position of any safe, equipment or other heavy article, which shall only be used by Tenant in a manner which will not interfere with or cause damage to the Premise or the Property, or to the other tenants or occupants of the Property. Tenant will not overload the floors or structure of the Building.
     20. Tenant will be responsible for all Claims arising from any injuries sustained by any person whomsoever resulting from the delivery or moving of any articles by or for Tenant.
     21. Canvassing, soliciting, and peddling in or about the Property is prohibited and Tenant will cooperate to prevent the same.
     22. Persons may enter the Building only in accordance with such regulations as Landlord may from time to time establish. Persons entering or departing from the Building may be questioned as to their business in the Building, and Landlord may require the use of an identification card or other access device or procedures, and/or the registration of persons as to the hour of entry and departure, nature of visit, and other information deemed necessary for the protection of the Building. All entries into and departures from the Building shall be through one or more entrances as Landlord shall from time to time designate. Landlord may elect not to enforce some or all of the foregoing during Business Hours or other times, but reserves the right to do so at Landlord’s discretion. Landlord may also, at its discretion, utilize other procedures (including without limitation screening devices, physical inspections, and/or other means) reasonably designed to prevent weapons or dangerous items from being brought into the Building. Tenant will cooperate with all such procedures.
     23. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to limit or prevent access to the Property during the continuance of the same by closing the doors or taking other appropriate steps. Landlord will in no case be liable for damages for any error or other action taken with regard to the admission to or exclusion from the Property of any person at any time.
     24. Smoking is not permitted anywhere upon the Property, except in such areas (if any) located outside of the Building as may be expressly designated as permitted smoking areas in writing from time to time by Landlord in its sole and absolute discretion. Tenant will not allow any smoking anywhere within the Building. All smoking materials must be disposed of in ashtrays or other appropriate receptacles provided for that purpose.
     25. The Building directory will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom and to limit the amount of space thereon dedicated to Tenant.
     26. Unless otherwise approved by Landlord in writing, all janitorial services for the Property and the Premises will be provided exclusively through Landlord, and except with the written consent of Landlord, no person or persons other than those approved by Landlord will be employed by Tenant or permitted to enter the Property for the purpose of performing janitorial services. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Property.
     27. Landlord reserves the right to exclude or expel from the Property any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Property Rules or any Laws.
     28. Tenant will store all its trash and garbage in proper receptacles within its Premises or in other facilities provided for such purpose by Landlord. Tenant will not place in any trash box or receptacle any Hazardous Materials or any other items or materials that cannot be safely and properly disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal will be made in accordance with directions issued from time to time by Landlord. Tenant will cooperate with any recycling program at the Property.
     29. Tenant will not use in the Premises or Common Area of the Property any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve.

     30. Tenant will not use the name of the Building or the Property in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.
     31. Tenant will comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
     32. Tenant’s service or other requests regarding the operation of the Property will be made by appropriate application to Landlord’s property management office for the Property by an authorized individual.
     33. Tenant will not park or permit parking in any areas designated by Landlord for parking by visitors to the Property or for the exclusive use of other tenants or occupants of the Property. Only passenger vehicles may be parked in the parking areas.
     34. Parking stickers or any other device or form of identification supplied as a condition of use of the parking facilities will remain the property of Landlord. Such parking identification device must be displayed as requested and may not be mutilated or obstructed in any manner. Such devices are not transferable and any device in the possession of an unauthorized holder will be void. Landlord may charge a fee for parking stickers, cards or other parking control devices supplied by Landlord.
     35. No overnight or extended term parking or storage of vehicles is permitted.
     36. Parking is prohibited (a) in areas not striped for parking; (b) in aisles; (c) where “no parking” signs are posted; (d) on ramps; (e) in cross-hatched areas; (f) in loading areas; and (g) in such other areas as may be designated by Landlord.
     37. All responsibility for damage, loss or theft to vehicles and the contents thereof is assumed by the person parking their vehicle.
     38. Tenant and/or each user of the parking area may be required to sign a parking agreement, as a condition to parking, which agreement may provide for the manner of payment of any parking charges and other matters not inconsistent with this Lease and these Property Rules.
     39. Landlord reserves the right to refuse parking identification devices and parking rights to Tenant or any other person who fails to comply with the Property Rules applicable to the parking areas. Any violation of such rule will subject the vehicle to removal, at such person’s expense.
     40. A third party may own, operate or control the parking areas, and such party may enforce these Property Rules relating to parking. Tenant will obey any additional rules and regulations governing parking that may be imposed by the parking operator or any other person controlling the parking areas serving the Property.
     41. Tenant will be responsible for the observance of all of the Property Rules by Tenant (including, without limitation, all employees, agents, clients, customers, invitees and guests).
     42. Landlord may, from time to time, waive any one or more of these Property Rules for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a continuing waiver of such Property Rule(s) in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Property Rule(s) against Tenant or any or all of the tenants of the Property.
     43. These Property Rules are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the other terms, covenants, agreements and conditions of the Lease. To the extent there is any conflict between a Property Rule and any express term or provision otherwise set forth in the Lease, such other express term or provision will be controlling.

EXHIBIT “F”
BASE BUILDING IMPROVEMENTS
NOT APPLICABLE

F-1

EXHIBIT “G”
GENERATOR LOCATIONS

G-1